Exhibit 4.32

EXECUTION VERSION

U.S. $250,000,000

LOAN AGREEMENT

dated as of September 30, 2024

by and between

ECOPETROL S.A.

as Borrower,

and

Sumitomo Mitsui Banking Corporation,

as Lender

TABLE OF CONTENTS

		Page
Section 1
DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.01.	Defined Terms	1
1.02.	Principles of Construction	19
1.03.	Rates	20

Section 2
THE LOAN

2.01.	Commitment	20
2.02.	Mechanics for Requesting the Disbursement	20
2.03.	Funding	20
2.04.	[Reserved]	21
2.05.	Termination and Reduction of Commitment	21
2.06.	Notes	21
2.07.	Interest	22
2.08.	Fees	27
2.09.	Additional or Increased Costs	27
2.10.	Breakage Costs, Other Expenses and Losses	28
2.11.	Illegality	28
2.12.	Lender Replacement	28

Section 3
PAYMENTS

3.01.	Repayment; Time and Manner	29
3.02.	Voluntary Prepayment	29
3.03.	Payments	29
3.04.	Extension of Payment Dates	30

Section 4
TAXES

4.01.	Covered Taxes	30

Section 5
CONDITIONS PRECEDENT

5.01.	Conditions Precedent on the Agreement Date	32
5.02.	Additional Conditions Precedent to the Disbursement	33

Section 6
REPRESENTATIONS AND WARRANTIES

6.01.	Representations and Warranties of the Borrower	34

Section 7
COVENANTS

7.01.	Affirmative Covenants of the Borrower	39
7.02.	Negative Covenants of the Borrower	42

Section 8
EVENTS OF DEFAULT AND REMEDIES

8.01.	Events of Default	43
8.02.	Remedies	45

Section 9
GOVERNING LAW AND JURISDICTION

9.01.	Governing Law	46
9.02.	Submission to Jurisdiction	46
9.03.	Service of Process	46
9.04.	Waiver of Immunity	47
9.05.	Waiver of Security Requirements	48
9.06.	No Limitation	48
9.07.	International Banking Facility	48

Section 10
[RESERVED]

Section 11
MISCELLANEOUS

11.01.	Computations	49
11.02.	Notices	49
11.03.	Benefit of Agreement; Assignment; Participations	50
11.04.	No Waiver; Remedies Cumulative	53
11.05.	Entire Agreement	53
11.06.	Amendment or Waiver; etc.	53
11.07.	Counterparts; Electronic Execution	53
11.08.	Expenses; Indemnity	53
11.09.	Judgment Currency	54
11.10.	English Language	55
11.11.	Severability	56
11.12.	Waiver of Jury Trial	56
11.13.	Captions	56
11.14.	Damages Waiver	56

11.15.	Confidentiality	56
11.16.	Survival	57
11.17.	No Fiduciary Duty	57
11.18.	Patriot Act	57
11.19.	Exequatur	57
11.20.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	58

SCHEDULES AND ANNEXES

Schedule 1 Existing Liens		1-1
Annex A Form of Disbursement Request		A-1
Annex B Form of Promissory Note		B-1
Annex C Form of Instructions Letter		C-1
Annex D Form of Officers’ Certificate		D-1
Annex E Form of Assignment and Assumption Agreement		E-1

This LOAN AGREEMENT (together with the Schedules and Exhibits attached hereto, this “Agreement”), dated as of September 30, 2024, is made by and between Ecopetrol S.A., a mixed economy company organized and existing under the laws of Colombia (the “Borrower”) and Sumitomo Mitsui Banking Corporation (together with each assignee thereof which becomes a Lender pursuant to an Assignment and Assumption and their respective successors, but excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, the “Lender”, individually or collectively, as the context may require).  Capitalized terms used herein shall be defined as provided in Section 1.

BACKGROUND

WHEREAS:

(A)

by this Agreement, the Lender agrees to extend a senior unsecured term loan through a single disbursement to the Borrower in accordance with the terms and conditions set forth herein for an aggregate principal amount up to two hundred fifty million Dollars (U.S. $250,000,000);

(B)

such term loan may be utilized by the Borrower for non-investment expenses in accordance with the terms and conditions of this Agreement (excluding for capital expenditures) in accordance with the favorable opinion of the General Directorate of Public Credit and National Treasury (Dirección General de Crédito Público y Tesoro Nacional); and

(C)	the Borrower has obtained all required approvals, including the approval from the Ministry of Finance through Resolution No. 2476 of August 20, 2024 to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Section 1

DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.01.Defined Terms.  For the purposes of this Agreement, unless otherwise defined herein, the following terms have the meanings specified below.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such first Person.

“Agreed Precedent” means that certain Loan Agreement dated as of December 19, 2022, by and among the Borrower, the lenders party thereto and UMB Bank, National Association, as administrative agent.

“Agreement” means this Loan Agreement, including any Annex, Exhibit, Schedule and other attachment thereto.

“Agreement Date” means the date first set forth above, such date being the date as of which this Agreement was executed and delivered by the parties hereto.

“Alternative Base Rate” means for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%; (b) the last quoted prime rate in the United States of America published in The Wall Street Journal; provided that, if The Wall Street Journal ceases to publish for any reason such rate of interest, “Alternative Base Rate” shall mean the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the Federal Reserve Board (as determined by the Lender); and (c) Term SOFR for a one-month tenor in effect on such day plus one percent (1%).  Any change in the Alternative Base Rate due to a change of the Federal Funds Rate, in the prime rate or Term SOFR, respectively, shall be effective from and including the date such change is effective.

“Alternative Base Rate Loan” means a Loan that bears interest based on the Alternative Base Rate.

“Alternative Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Anti-Corruption Laws” means the FCPA, the UK Bribery Act 2010 and the rules and regulations promulgated thereunder, the Colombian Criminal Code (Código Penal Colombiano), Law 1474 of 2011 (Estatuto Anticorrupción) of Colombia, Law 1778 of 2016 of Colombia, Law 2195 of 2022 of Colombia  and all other laws, rules, and regulations of any jurisdiction from time to time applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means, collectively, (a) Title III of the USA Patriot Act of 2001 (Pub. L. No. 107-56), (b) the Colombian Criminal Code (Código Penal Colombiano), (c) Chapter VII Title I Part III of Circular Externa 029 of 2014 (Circular Básica Jurídica) of the Superintendency of Finance, and (d) any other law, regulation, order, decree or directive of any relevant jurisdiction applicable to the Borrower or any of its Subsidiaries having the force of law and relating to anti-money laundering.

“Applicable Law” means, with respect to any Person, any Colombian or other applicable constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, and any determination by, or interpretation of any of the foregoing by, any judicial authority or Governmental Authority, binding on a given Person whether in effect as of the date hereof or as of any date thereafter.

“Applicable Margin” means 3.85% per annum.

“Assignment and Assumption Agreement” means an assignment and assumption agreement substantially in the form of Annex E.

“Authorized Officer” means, with respect to any Person, the chief executive officer, the president, any vice president, any assistant vice president, the chief financial officer or treasurer, the assistant treasurer or equivalent officers of such Person, and any other officer or representative of such Person, who is duly authorized to act under such Person’s charter documents or Applicable Law, and to act in the capacity in which they are acting pursuant to the certificate referred to in Section 5.01(b).

“Availability Period” means the period from and including the Agreement Date to and including the earlier of (i) five (5) Business Days after the Agreement Date and (ii) the date on which the Commitment is reduced to zero or otherwise terminated.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any interest period calculated by reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated by reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of Section 2.07(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”  means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BASEL III” means (a) the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III:  A global regulatory framework for more resilient banks and banking systems,” “Basel III:  International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated and (b) any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 2.07(d).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Lender, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07(d) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07(d).

“Borrower” has the meaning ascribed to such term in the preamble to this Agreement.

“Borrower Financial Statements” means the consolidated financial statements of the Borrower dated December 31, 2023 (audited).

“Business Day” means (i) any day, except a day which is a Saturday or a Sunday, on which (a) the Federal Reserve Bank of New York is open for business and (b) banking institutions in the State of New York, United States, and Bogota, Colombia, are open for domestic and foreign exchange business and (ii) in respect of any SOFR Loan, any U.S. Government Securities Business Day.

“Capital Adequacy Requirement” means, with respect to any Person, any requirement of law or any regulation affecting the amount of capital required or expected to be maintained by such Person (or the lending office of such Person) or any Person Controlling such Person.

“Capitalized Lease Obligation” means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property (whether real, personal or mixed) acquired or leased (other than leases for transponders) by such Person to the extent such obligations are required to be classified and accounted for as a lease (or any successor classification that results in the reflection of a liability on such Person’s balance sheet) on a balance sheet of such Person under IFRS, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with the IFRS.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Colombia” means the Republic of Colombia (República de Colombia).

“Colombian Central Bank” means the Central Bank of Colombia (Banco de la República de Colombia) or any other Governmental Authority of Colombia charged with the responsibility of issuing, managing and controlling legal currency in Colombia and determining Colombian foreign exchange policy.

“Colombian Peso” means the lawful currency of Colombia.

“Commercial Code” means the Colombian Commercial Code (Código de Comercio).

“Commitment” means the obligation of the Lender to make the Disbursement to the Borrower hereunder during the period commencing on the Agreement Date, and including, the date on which the Availability Period ends, in an aggregate principal amount up to but not exceeding two hundred fifty million Dollars (U.S. $250,000,000); provided that such amount shall be reduced by any reduction or termination of the Commitment by the Borrower pursuant to Section 2.05.

“Confidential Information” means information that the Borrower furnishes to the Lender in writing in connection with this Agreement, but does not include any such information (a) that is or becomes generally available to the public, (b) that is or becomes available to the Lender from a source other than the Borrower not known to be bound by any confidentiality obligations to the Borrower, (c) that is in the Lender’s possession including any such information in respect of which the Lender does not know to be bound by any confidentiality obligations to the Borrower (but in any event excluding any information furnished by the Borrower that is designated as confidential in writing) or (d) is independently developed by the Lender without reference to such information.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternative Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of the Disbursement Request or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.10 and other technical, administrative or operational matters) that the Lender determines, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender, in consultation with the Borrower, determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents). When making a decision with respect to any Conforming Changes, the Lender shall give due consideration to recommendations by the Relevant Governmental Body and any evolving or then-prevailing market conventions, and shall act solely to maintain and preserve the pre-existing relationship between the borrowing costs and the lending rates, and will not seek any commercial advantage for any party.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Total Assets” means, at any date, the total amount of assets of the Borrower, as of the end of the last period preceding such date for which a balance sheet is prepared and published in accordance with Applicable Law, on a consolidated basis as determined in accordance IFRS.

“Control” means, in relation to any specified Person, (a) holding, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or ownership interests of such specified Person or (b) directly or indirectly having the contractual power to designate a majority of the directors of a corporation, or in the case of an unincorporated entity, a majority of the individuals who exercise similar functions of such specified Person (and “Controlled” and “Controlling” shall be construed accordingly).

“Covered Taxes” means, with respect to the Lender, (a) Taxes, other than Excluded Taxes or Other Connection Taxes, imposed by a Taxing Jurisdiction or other Governmental Authority on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“CRD IV” means (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, to the extent that Regulation (EU) No 575/2013 and Directive 2013/36/EU implement Basel III.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion.

“Disbursement” has the meaning ascribed to such term in Section 2.01.

“Disbursement Date” means the date of the Disbursement of the Loan as specified in the Disbursement Request; provided that such Disbursement Date shall be a Business Day no later than the last day of the Availability Period.

“Disbursement Request” has the meaning ascribed to such term in Section 2.02.

“Dollars,” “U.S. Dollars,” or “U.S. $” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes a commercial bank, an insurance company, a mutual fund, a financial institution, or any fund that invests in commercial loans or similar extensions of credit (other than an individual, the Borrower, or any of its Affiliates).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning ascribed to such term in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.01, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes that would not have been imposed but for the Lender’s failure to make any disclosure with the relevant taxing authority as required by Applicable Law, unless the Lender has reasonably and in good faith determined that any such disclosure would expose it to any material adverse effect, or to provide any reasonably requested documentation and/or certification to the Borrower or any other Person or (d) any withholding Taxes imposed due to the Lender’s failure to comply with FATCA.

“Existing Note” has the meaning ascribed to such term in Section 2.06(g).

“External Indebtedness” means Indebtedness of the Borrower other than Internal Indebtedness.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“FATCA” means (1) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current regulations or official interpretations thereof, (2) any treaty, law or regulation of any other jurisdiction or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in clause (1) above, and (3) any agreements entered into pursuant to Section 1471(b)(1) of the Code or pursuant to the implementation of any treaty, law or regulation referred to in clause (1) or (2) above with the U.S. Internal Revenue Service, the U.S. government or the government or tax authority of any other jurisdiction.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the fee letter executed on or prior to the Agreement Date between the Borrower and Sumitomo Mitsui Banking Corporation.

“Floor” means a rate of interest equal to 0%.

“Good Faith Contest” means, with respect to the payment of Taxes or any related claims or liabilities by any Person, the satisfaction of each of the following conditions:  (a) the validity or amount thereof is being diligently contested in good faith by such Person by appropriate proceedings timely instituted, (b) in the case of Taxes or related claims and liabilities of the Borrower, the Borrower has established adequate cash reserves with respect to the contested items in accordance with IFRS, (c) during the period of such contest, the enforcement of any contested item is effectively stayed, and (d) such contest or proceedings and any resultant failure to pay or discharge the claimed or assessed amount do not and could not otherwise reasonably expected to result in a Material Adverse Effect.

“Governmental Approval” means any authorization, approval, consent, license, concession, ruling, permit, tariff, rate, certification, order, validation, exemption, waiver, variance, opinion of, or registration, filing or recording with, or report or notice to, any Governmental Authority.

“Governmental Authority” means any national, state, county, city, town, village, municipal or other local governmental department, commission, board, bureau, agency, authority or instrumentality of the United States, Colombia, the United Kingdom, Canada or any other national, multinational or international authority, or any political subdivision of any thereof, and any person exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any of the foregoing entities, and in each case having jurisdiction over the Persons or matters in question.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time, and as interpreted and applied by the Colombian National Accounting Office (Contaduría General de la Nación), on a basis consistent with the Borrower’s operations and reflected in the Borrower’s financial statements.

“Indebtedness” of any Person means, without duplication, (a) any indebtedness of such Person for borrowed money or evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (b) obligations to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business and payable within one hundred eighty (180) days, (c) any derivative transaction entered into in connection with, protection against, or benefit from fluctuation in any rate or price (provided that, for the calculation of the value of any derivative transaction, only the net mark-to-market value shall be taken into account), (d) Capitalized Lease Obligations; (e) Indebtedness of others described in clauses (a) through (d) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person, (f) any guarantee by such Person of any Indebtedness of others described in the preceding clauses (a) through (d) above, and (g) any amendment, renewal, extension or refunding of any such Indebtedness.

“Indemnitee” has the meaning ascribed to such term in Section 11.08(b).

“Instructions Letter” means the irrevocable instructions letter executed by the Borrower substantially in the form of Annex C.

“Interest Determination Date” means the second (2nd) U.S. Government Securities Business Day prior to the commencement of any Interest Period relating to the Loan.

“Interest Payment Date” means, the day on which accrued interest is payable under Section 2.07(a).

“Interest Period” means the Interest Period determined in accordance with Section 2.07(b).

“Internal Indebtedness” means any Indebtedness payable to Colombian residents in Colombian Pesos.

“Judgment Currency” has the meaning ascribed to such term in Section 11.09(a).

“Judgment Currency Conversion Date” has the meaning ascribed to such term in Section 11.09(a).

“Lender” has the meaning ascribed to such term in the preamble to this Agreement.

“Lien” means any lien, lease, mortgage, pledge, hypothecation, or other encumbrance or security interest.

“Loan” means, at any time, the aggregate of the outstanding amounts of all Disbursements at such time.

“Loan Documents” means this Agreement, the Notes, the Instructions Letter, the Fee Letter and any other document the Borrower may from time to time designate as such with the prior approval of the Ministry of Finance to the extent required under Applicable Law.

“Margin Stock” means “margin stock” as defined in Regulations U and X of the Federal Reserve Board (or any successor thereto), as the same may be modified and supplemented and in effect from time to time.

“Material Adverse Effect” means any event, circumstance, occurrence or condition that, as of any date of determination, results in or otherwise constitutes a material and adverse effect on:  (a) the ability of the Borrower to perform any material obligations under the Loan Documents, (b) the validity or enforceability of any Loan Document or any material provision thereof, or (c) the financial condition, business or operations of the Borrower (taken as a whole for purposes of this clause (c)).

“Material Subsidiary” means a Subsidiary of the Borrower which on any given date of determination accounts for more than 10% of the Borrower’s Consolidated Total Assets.

“Maturity Date” means the five-year anniversary of the Agreement Date, provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Ministry of Finance” means the Ministry of Finance and Public Credit of Colombia (Ministerio de Hacienda y Crédito Público).

“Note” means (a) a promissory note issued pursuant to Section 2.06, or (b) any replacement promissory note issued pursuant to this Agreement, in each case, in compliance with the requirements for promissory notes under the Commercial Code (as amended) and any other law or regulation applicable to promissory notes in Colombia.

“Notices” has the meaning ascribed to such term in Section 11.02(a).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Official Diary” means the official gazette (diario oficial) of the Republic of Colombia in which minutes, orders, notices, regulations, opinions, contracts, decrees, directives, edicts, laws, and other general normative bodies and administrative rules are published daily.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Participant Register” has the meaning ascribed to such term in Section 11.03(f).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Lien” means any of the following:

(a)Liens arising by operation of law, such as merchants’, maritime or other similar Liens arising in the ordinary course of business or Liens in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(b)Liens arising in the ordinary course of business in connection with Indebtedness maturing not more than one year after the date on which the Indebtedness was originally incurred and which is related to the financing of export, import or other trade transaction;

(c)Liens resulting from the deposit of funds or evidence of Indebtedness in trust for the purpose of discharging or defeasing Indebtedness of the Borrower or any Material Subsidiary;

(d)Liens on assets or property of a Person existing at the time such Person is merged into, consolidated with or acquired by the Borrower or any Material Subsidiary or becomes a Material Subsidiary; provided that any such Lien is not incurred in contemplation of such merger, consolidation or acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets) and does not secure any property of the Borrower or any Material Subsidiary other than the property and assets subject to such Lien prior to such merger, consolidation or acquisition;

(e)Liens existing as of the date hereof and set forth on Schedule 1;

(f)Liens securing Indebtedness (including in the form of Capitalized Lease Obligations and purchase money Indebtedness) incurred for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) which is incurred contemporaneously therewith or within one hundred eighty (180) days thereafter; provided that (i) such Liens secure Indebtedness in an amount not in excess of the cost of such property (plus an amount equal to the reasonable fees and expenses incurred in connection with the incurrence of such Indebtedness) and (ii) such Liens do not extend to any property of the Borrower other than the property for which such Indebtedness was incurred;

(g)Liens to secure the performance of statutory and common law obligations, bids, trade contracts, judgments, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(h)Liens to secure debt securities;

(i)Liens granted in favor of the Borrower and/or any Wholly Owned Subsidiary to secure Indebtedness owing to the Borrower or such Wholly Owned Subsidiary;

(j)Legal or equitable encumbrances deemed to exist by reason of the inclusion of customary negative pledge provisions in any financing document of the Borrower or any Subsidiary;

(k)Liens securing Internal Indebtedness;

(l)Liens created in favor of a bank or financial institution which is party to a letter of credit transaction as account party on drafts, bills of lading and other documents which are the subject of such letter of credit transaction;

(m)Liens on cash or cash equivalents to secure obligations under agreements or arrangements referred to in clause (c) of the definition of “Indebtedness”;

(n)Any Lien in respect of Indebtedness representing the extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) of Indebtedness secured by Liens referred to in clauses (b), (c), (d), (e), (f), (g), (h), (i), and (j) above; provided that the principal of the Indebtedness secured thereby does not exceed the principal of the Indebtedness secured thereby immediately prior to such extension, renewal or replacement, plus any accrued and unpaid interest or capitalized interest payable thereon, reasonable fees and expenses incurred in connection therewith, and the amount of any prepayment premium necessary to accomplish any refinancing; provided further, that such extension, renewal or replacement shall be limited to all or a part of the property (or interest therein) subject to the Lien so extended, renewed or replaced (plus improvements and construction of such property);

(o)Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(p)Easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(q)Liens arising out of government concessions or licenses held by the Borrower or any of its Subsidiaries;

(r)Liens to secure the purchase of, or created in connection with the financing of all or any part of the purchase price or cost of the acquisition, purchase, construction, development, extension, expansion and/or improvement by the Borrower or any of its Subsidiaries of, any assets (or right of interest therein), provided that (i) such Liens cover only such assets (or right or interest therein, as the case may be), or any assets forming part of or connected with such assets (or any right or interest therein), or products or proceeds from such assets, or revenue or profit from such assets or such products or proceeds (or any right or interest therein), or the shares or other ownership interests in any Person substantially all of whose assets consist of such assets, revenue or profit, (ii) such Liens secure no more than the purchase price or other consideration paid for, and/or costs of construction, development, expansion, extension and/or improvement, of such assets (or any right or interest therein), including any financing or refinancing costs associated therewith, and (iii) such Liens granted in connection with any extension, expansion and/or improvement of assets cover only assets other than assets existing at the date of this Agreement;

(s)Liens in respect of Indebtedness the principal amount of which in the aggregate, together with all other Liens not otherwise qualifying as Permitted Liens pursuant to another part of this definition of Permitted Liens, does not exceed 15% of the Borrower’s Consolidated Total Assets at the time of its constitution.  For purposes of this definition, the value of any Lien securing Indebtedness will be computed on the basis of the lesser of (i) the outstanding principal amount of such secured Indebtedness and (ii) the higher of (x) the book value or (y) the Fair Market Value of property securing such Indebtedness; and

(t)Any extension, renewal or replacement of the foregoing.

“Person” means any individual, firm, company, limited liability company, corporation, partnership (including association and whether or not having separate legal personality), joint stock company, trust, unincorporated organization or any other enterprise, or a Governmental Authority.

“Potential Default” means an event that with the lapse of time (including any applicable grace period) or the giving of notice, or both, would become an Event of Default.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Change” means the introduction or change after the date of this Agreement of or in United States or foreign national, state or municipal laws or regulations applicable to the Lender in respect of its obligations hereunder or in the interpretation or administration thereof, or the adoption or making after such date of any directives or requests

(whether or not having the force of law) by any United States or foreign national, state, or municipal court or monetary authority, or other Governmental Authority applicable to the Lender in respect of its Loan; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canada or foreign regulatory authorities, in each case pursuant to Basel III, and (c) CRD IV and any law or regulation that implements or applies CRD IV, shall in each case be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or any successor thereto.

“Replaced Lender” has the meaning ascribed to such term in Section 2.12(b).

“Replacement Lenders” has the meaning ascribed to such term in Section 2.12(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Sanctioned Country” means, at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person (a) that is the subject or target of any Sanctions, (b) listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, Japan, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (c)  operating, organized or resident in a Sanctioned Country or (d) Controlled by any such Person or Persons (in the aggregate) described in clauses (a), (b) or (c) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, those administered by OFAC the U.S. Department of Commerce, and the U.S. Department of State), the United Nations Security Council, the European Union, Japan, Hong Kong or His Majesty’s Treasury of the United Kingdom.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Disbursement” means, as to any Disbursement, the SOFR Loans comprising such Disbursement.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternative Base Rate”.

“Subsidiary” means, with respect to any Person, any other Person (a) the securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions) or (b) the other ownership interests of which ordinarily constituting a majority voting interest, are at the time, directly or indirectly, owned or Controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Tax” means any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, assessments, deductions or withholdings (including value-added taxes) or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to payments made by or for the Borrower hereunder or under any Loan Document and all interest, penalties or similar liabilities with respect thereto.

“Taxing Jurisdiction” means, with respect to the Lender, any jurisdiction other than (a) a jurisdiction (other than Colombia or New York) through which payments to the Lender by the Borrower under any Loan Document shall be made and (b) the jurisdiction under the laws of which the Lender is organized or established.

“Term SOFR” means,

(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator (and if the Term SOFR Reference Rate for such Interest Period is not published, the rate that results from interpolating on a linear basis between the nearest available Term SOFR Reference Rate that is longer than such Interest Period and the nearest available Term SOFR Reference Rate that is shorter than such Interest Period; provided that, if such Interest Period has a tenor of less than one month, the applicable rate shall be the Term SOFR Reference Rate for a one month Interest Period); provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to an Alternative Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternative Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR

Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Alternative Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Alternative Base Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Wholly Owned” means, with respect to any corporate entity, any Person of which 100% of the outstanding capital stock (other than qualifying shares, if any) having by its terms ordinary voting power (not dependent on the happening of a contingency) to elect the board of directors (or equivalent controlling governing body) of that Person, is at the time owned or Controlled directly or indirectly by that corporate entity, by one or more wholly owned Subsidiaries of that corporate entity or by that corporate entity and one or more wholly owned Subsidiaries.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02.Principles of Construction.

(a)The meanings set forth for defined terms in Section 1.01 or elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined.

(b)Unless otherwise specified, all references in this Agreement to Sections, Annexes, Exhibits, and Schedules are to Sections, Annexes, Exhibits, and Schedules in or to this Agreement.

(c)The headings of the Sections in this Agreement are included for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(d)Acknowledging that the parties hereto have participated jointly in the negotiation and drafting of this Agreement, if any ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then this Agreement will be construed as if drafted jointly by each of parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(e)References in this Agreement or the Notes to any belief, decision, discretion or other action held, made, determined, exercised or taken by the Lender shall mean any such belief, decision, discretion or other action to be held, made, determined, exercised or taken in good faith to the extent required under the laws of the State of New York.

(f)Any reference herein to “including” shall mean “including without limitation.”

(g)References to any document or agreement, including this Agreement, shall be deemed to include references to such documents or agreements as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein.

(h)Unless the context requires otherwise (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (ii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time or to the successor law or regulation.

1.03.Rates.  The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternative Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternative Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of Alternative Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Lender may select information sources or services in its reasonable discretion to ascertain Alternative Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, except in instances of the Lender’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

Section 2

THE LOAN

2.01.Commitment.  The Lender agrees to extend to the Borrower during the Availability Period, subject to the terms and conditions of this Agreement, one disbursement (the “Disbursement”) of the Loan in U.S. Dollars in a principal amount not to exceed the Commitment. Amounts borrowed under this Section 2.01 that are repaid or prepaid may not be re-borrowed.

2.02.Mechanics for Requesting the Disbursement.  The Borrower shall request the Disbursement in writing by using a request substantially in the form of Annex A hereto (the “Disbursement Request”).  The Disbursement Request shall be irrevocable and binding on the Borrower and shall be given to the Lender no later than 11:00 a.m. (New York City time) three (3) U.S. Government Securities Business Days before the proposed Disbursement Date (or such shorter period as may be agreed between the Lender and the Borrower).

2.03.Funding.

(a)Subject to the terms of this Agreement, the Lender shall make available on the Disbursement Date the Disbursement requested in the Disbursement Request in immediately available funds to the Borrower via Fed Wire or SWIFT, to arrive by 1:00 pm New York time on the Disbursement Date to the account designated by the Borrower in the Disbursement Request.

(b)[Reserved]

(c)Notwithstanding any provision of this Agreement to the contrary, the Lender shall not be required to make any Disbursement hereunder if, as a result thereof, the unutilized and available amount of its Commitment would thereby be exceeded.  The Loan is not revolving in nature; amounts borrowed and repaid or prepaid hereunder in respect of the principal amount of the Loan may not be reborrowed.

2.04.[Reserved]

2.05.Termination and Reduction of Commitment.  The Borrower may terminate the unutilized Commitment, or reduce the amount thereof, by giving irrevocable written notice to the Lender not later than 5:00 P.M. (New York City time) on the third (3rd) U.S. Government Securities Business Day prior to the date of such termination or reduction, provided reductions of the unutilized Commitment shall be in the amount of five million U.S. Dollars (U.S. $5,000,000) or in integral multiples of one million U.S. Dollars (U.S. $1,000,000) in excess thereof.  The Commitment will be reduced to zero at the close of business of the last day of the Availability Period.

2.06.Notes.

(a)The Borrower’s obligation to pay the principal of and interest on the Loan to the Lender shall be evidenced by a blank promissory note substantially in the form of Annex B (each, a “Note”).  Each Note shall be valid and enforceable as to its principal amount at any time only to the extent of the amount disbursed and outstanding under the Loan evidenced thereby; and, as to interest, only to the extent of the interest accrued and unpaid thereon.  Each Note shall be (i) payable to the Lender, (ii) dated the Disbursement Date and (iii) payable at the date referred to in the corresponding Instructions Letter.  On the Disbursement Date, the Borrower shall provide to the Lender (i) a duly executed Note and (ii) a duly executed Instructions Letter substantially in the form of Annex C, pursuant to which the Borrower authorizes the Lender to complete the Note issued in accordance with this Section 2.06.

(b)In case of loss, theft, partial or complete destruction or mutilation of a Note, the Lender shall be entitled to request to the Borrower, and the Borrower shall promptly (but in any event within ten (10) Business Days of such notice) execute and deliver to the Lender in lieu thereof a new Note, dated the same date as the lost, stolen, destroyed or mutilated Note, in replacement of the Note; provided that, in the case of any mutilated Note, such mutilated Note shall be returned to the Borrower.  The Lender shall, prior to delivery of any replacement Note by the Borrower also comply with the procedures established by articles 802 to 821 of the Commercial Code, as amended from time to time, and by Article 398 of Law 1564 of 2012 (Código General del Proceso) or any other Applicable Law in connection with the case of loss, theft, partial or complete destruction or mutilation of a Note.  In the event that any lost or stolen Note is subsequently found, the Lender shall cancel such Note and deliver such cancelled Note to the Borrower; provided further that the Borrower shall have already delivered a substitute Note to the

Lender.  In the event of execution and delivery of a new Note as contemplated by this clause (b), the Lender shall reimburse and indemnify the Borrower for and against any and all direct liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Borrower as a result of any negotiation with, or presentation by, any Person for collection of any sums due under or with respect to the Lender’s original Note being lost or stolen, excluding any such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements caused by the Borrower.  All replacement Notes issued in connection with this Agreement shall be signed by an Authorized Officer of the Borrower.

(c)The payment of any part of the principal of any such Note shall discharge the obligation of the Borrower under this Agreement to pay the portion of the principal of the Loan evidenced by such Note pro tanto, and the payment of any principal of the Loan in accordance with the terms hereof shall discharge the obligations of the Borrower under the Notes evidencing the Loan pro tanto.

(d)Upon discharge of all obligations of the Borrower under the Loan, the Lender shall cancel all the Notes and promptly return them to the Borrower.

(e)The Notes shall only be sold, assigned or transferred in accordance with the provisions of this Agreement and Applicable Law.

(f)The Lender agrees and covenants that it will fill the blank spaces left in any Note in accordance with the corresponding Instructions Letter. The Lender further agrees and covenants that it will not complete or seek enforcement of its Notes other than in accordance with the instructions set forth in the corresponding Instructions Letter.

(g)In the case of a permitted assignment pursuant to Section 11.03, (i) if requested by the assignee and if any such assignment is of the aggregate Disbursement amount held by the assigning Lender, the Lender shall deliver to the Borrower concurrently with the execution and delivery by the Borrower to the relevant assignee Lender of a new Note in the manner contemplated in clause (ii) below, the Note held by the assigning Lender evidencing the Disbursement (for any assigning Lender, together with the related Instructions Letter, the “Existing Note” of the assigning Lender) and (ii) if requested by the assigning Lender or the relevant assignee, the assigning Lender shall as promptly as reasonably practicable request that the Borrower, and the Borrower hereby agrees to, execute and deliver as promptly as reasonably practicable a new Note or Notes (together with the related Instructions Letter) to the assigning Lender and such assignee evidencing the portion of the Disbursement held by the assigning Lender and such assignee (in exchange for Existing Notes to the extent such assignment is of the aggregate amount of the portion of the Disbursement held by the assigning Lender).

2.07.Interest.

(a)Interest.

(i)The Borrower agrees to pay interest in respect of the unpaid principal amount of the Loan from the Disbursement Date until the principal amount of the Loan is repaid in full, at a rate per annum equal to Term SOFR for each relevant Interest Period plus the Applicable Margin.

(ii)To the extent permitted by law, interest on any due and unpaid amounts of principal or interest in respect of the Loan shall bear interest at a rate per annum equal to the rate which is 2.0% in excess of the rate borne by the Loan immediately prior to the respective payment default.  The parties hereto acknowledge that, as of the Agreement Date, the payment of interest on interest (as described in this Section 2.07(a)(ii)), including default interest, is prohibited under Colombian law as currently in effect, subject to applicability of the rules set forth in Article 886 of the Commercial Code, it being understood that any outstanding interest obligations that remain unpaid for more than one (1) year may (upon the satisfaction of the rules set forth in Article 886 of the Commercial Code) be subject to interest on interest under Colombian law as currently in effect.

(iii)Interest in respect of the Loan shall be payable in arrears commencing on the date which is the sixth month anniversary of the Disbursement Date and continuing on each sixth month anniversary thereof until the Maturity Date and on the Maturity Date (each such payment date, an “Interest Payment Date”), and upon the payment or prepayment of principal of the Loan (but only on the amount paid or prepaid); provided that (1) if any Interest Payment Date would fall on a day that is not a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next succeeding calendar month, in which case such Interest Payment Date shall be the preceding Business Day, and (2) if any Interest Payment Date would otherwise fall after the Maturity Date, such Interest Payment Date shall be the Maturity Date. For the avoidance of doubt, the initial Interest Period shall commence on (and include) the Disbursement Date and shall finalize on (and exclude) the immediately subsequent Interest Payment Date, and, thereafter, each Interest Period shall commence on (and include) the immediately preceding Interest Payment Date and shall finalize on (and exclude) the immediately subsequent Interest Payment Date.

(iv)All computations of interest hereunder shall be made on the actual number of days elapsed over a year of 360 days.

(v)On each Periodic Term SOFR Determination Day or Alternative Base Rate Term SOFR Determination Day, as applicable, the Lender shall determine Term SOFR for the relevant Interest Period and shall promptly notify the Borrower thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(vi)In connection with the use or administration of Term SOFR, the Lender (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, subject to approval by the Ministry of Finance, to the extent required by Colombian public indebtedness regulations, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Lender will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.  When making a decision with respect to Conforming Changes, the Lender shall give due consideration to recommendations by the Relevant Governmental Body and any evolving or then-prevailing market conventions, in each case as appropriate and as set forth in the definition of Conforming Changes and the related defined terms used therein, and not with a view to obtaining a commercial advantage for the Lender; provided, that the Lender cannot represent, guarantee, warrant or accept any responsibility for, and shall not have any liability with respect to, the effect, implementation or composition of any Conforming Changes pursuant to this Section 2.07(a)(vi), including without limitation, whether the effect, implementation or composition of such Conforming Changes will produce the same value or economic equivalence of the interest rate applicable to the Loans or have the same volume or liquidity as it did prior to the implementation of such Conforming Changes.

(vii)In no event shall the interest applicable under this Agreement exceed the interest rate limits set forth by Applicable Law, including but not limited to, the regulations set forth by the Colombian Central Bank for loans to state-owned entities.

(b)Interest Periods.  Subject to Section 2.07(a)(iii), each Interest Period shall be a six-month period; provided that:

(i)(a) the initial Interest Period for the Disbursement shall commence on the Disbursement Date and end on the first Interest Payment Date thereafter and (b) each Interest Period occurring after the initial Interest Period shall commence on the day on which the next preceding Interest Period therefor expires; and

(ii)the final Interest Period shall end on the Maturity Date.

(c)Inability to Determine Rates.  Subject to Section 2.07(d), if, on or prior to an Interest Determination Date for any SOFR Loan the Lender shall have determined (which determination shall be conclusive and binding for all purposes, absent manifest error), provided that no Benchmark Transition Event shall have occurred at such time, that:

(i)“Term SOFR” cannot be determined pursuant to the definition thereof; or

(ii)by reason of circumstances affecting the relevant market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loan (or any portion thereof);

(iii)the Lender determines that the relevant rate of interest referred to in the definition of Term SOFR that is used to determine the rate of interest for the Loan (or any portion thereof) does not cover the funding cost to the Lender of making or maintaining the portion of the Loan to be made or held by it; or

(iv)the Lender has determined that the implementation of Conforming Changes is required to permit the use and administration of the Benchmark and this Agreement has not been amended to incorporate such Conforming Changes;

then, in each case, the Lender shall notify the Borrower.  Upon notice thereof by the Lender to the Borrower, any obligation of the Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Alternative Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Lender revokes such notice.  Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Alternative Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Alternative Base Rate Loans at the end of the applicable Interest Period, and, in each case, such converted Loans shall instead bear interest at the rate per annum equal to the sum of (x) the Alternative Base Rate, plus (y) the Applicable Margin as of the last day of the applicable Interest Period; provided, however, that the interest rate determined as provided above shall comply with the regulations set forth by the Colombian Central Bank for interest rates of loans of state-owned entities. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to this Section 2.07.   Subject to Section 2.07(d), if the Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Alternative Base Rate Loans shall be determined by the Lender without reference to clause (c) of the definition of “Alternative Base Rate” until the Lender revokes such determination.

(d)Benchmark Replacement Setting.

(i)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.  If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a semi-annual basis.

(ii)In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan

Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, it being understood that in no event shall the interest rate determined as provided above exceed the interest rate limits set forth by the Colombian Central Bank for loans to state-owned entities.  When making a decision with respect to Conforming Changes the Lender shall give due consideration to recommendations by the Relevant Governmental Body and any evolving or then-prevailing market conventions, in each case as appropriate and as set forth in this definition of Conforming Changes and the related defined terms used therein, and not with a view to obtaining a commercial advantage for the Lender.

(iii)The Lender will promptly notify the Borrower of (x) the implementation of any Benchmark Replacement and (y) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Lender will notify the Borrower of (A) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.07(d)(iv) and (B) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Lender pursuant to this Section 2.07(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.07(d).

(iv)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Disbursement of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the

Borrower will be deemed to have converted any such request into a request for the Disbursement of or conversion to Alternative Base Rate Loans.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternative Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternative Base Rate.

2.08.Fees. The Borrower agrees to pay to the Lender any and all fees payable in the amounts and at the times set forth in the Fee Letter. All fees payable hereunder, under the Fee Letter and under the other Loan Documents shall be paid on the dates due, in immediately available funds, to the Lender pursuant to the Fee Letter.  Fees paid in accordance with this Agreement, the Fee Letter and the other Loan Documents shall not be refundable under any circumstances, unless otherwise set forth in the relevant Loan Document.

2.09.Additional or Increased Costs.

(a)If, due to any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to the Lender (other than (A) Covered Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes); (ii) imposes, modifies or holds applicable any reserve, special deposit, deposit insurance or similar requirement, including any compulsory loan requirement, insurance charge or other assessment (other than, for any period for which the Lender is subject to a Capital Adequacy Requirement, the reserves against “Eurocurrency liabilities” under Regulation D of the Federal Reserve Board) against assets of, deposits with or for the account of, or Loan extended by, the Lender; or (iii) imposes any other condition affecting this Agreement or the Note held by the Lender, and the effect of any of the foregoing is to increase the cost to the Lender of making its Disbursements or maintaining the Loan or to reduce any amount received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall from time to time, upon written demand by the Lender, pay to the Lender, additional amounts sufficient to compensate the Lender for such increased cost or reduction suffered.

(b)Each demand for payment by the Lender under this Section 2.09 shall be accompanied by a certificate showing in reasonable detail the basis for the calculation of the amounts demanded in good faith, which certificate, in the absence of manifest error, shall be conclusive and binding for all purposes.  The Borrower shall pay the Lender, as the case may be, the amount shown as due on any such certificate within twenty (20) Business Days after receipt thereof.

(c)The Lender shall not be entitled to demand or be compensated for any additional amounts under this Section 2.09 (i) to the extent that such additional amounts relate to any period of time more than one hundred eighty (180) days prior to the date upon which the Lender first notifies the Borrower of such additional amounts, or (ii) if the Lender is causing the incremental cost to be incurred for a reason not provided for in Section 2.09(a) above.

(d)If the Borrower is required to pay any amount to the Lender pursuant to this Section 2.09, it may prepay the portion of the Loan held by the Lender in accordance with

Section 3.02.  Notwithstanding anything to the contrary herein, the provisions of Sections 3.03(b) and 3.03(c) shall not apply to any such prepayment.

2.10.Breakage Costs, Other Expenses and Losses.  The Borrower agrees to compensate the Lender, promptly upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable and documented losses, expenses and liabilities which the Lender may sustain (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund the Disbursement, but excluding any loss of anticipated profits) if:  (i) the Borrower fails to borrow in accordance with a Disbursement Request, (ii) the Borrower fails to make a voluntary prepayment of the Loan on an Interest Payment Date therefor in accordance with a prepayment notice given pursuant to Section 3.02, (iii) the Borrower otherwise prepays the Loan on any date other than an Interest Payment Date therefor or (iv) the assignment of a Loan by the Lender pursuant to a request by the Borrower pursuant to Section 2.12 shall occur on a day other than an Interest Payment Date.  The Lender’s calculation of the amount of compensation owing pursuant to this Section 2.10 shall be made in good faith and in a commercially reasonable manner.  The Lender’s basis for requesting compensation pursuant to this Section 2.10 and the Lender’s calculation of the amount thereof made in accordance with the requirements of this Section 2.10 shall, absent manifest error, be final and conclusive and binding on all parties hereto.  The Borrower shall pay the Lender, as the case may be, the amount shown as due on any such certificate within twenty (20) Business Days after receipt thereof.

2.11.Illegality.  Notwithstanding any other provision herein, if after the Agreement Date the adoption of or any change in any Applicable Law or in the interpretation or application thereof by a competent Governmental Authority shall make it unlawful for the Lender to make the Disbursement or maintain the Loan as contemplated by this Agreement and the Notes, the Lender shall give notice thereof to the Borrower describing in reasonable detail the relevant provisions of such Applicable Law, following which (a) the Commitment shall forthwith be suspended until the Lender notifies the Borrower that the circumstances causing such suspension no longer exist and (b) if such Applicable Law shall so mandate, the Loan (or portion of the Loan affected thereby) then outstanding shall be prepaid by the Borrower on or before the date required and permitted by Applicable Law, together with all accrued interest thereon (unless actions taken pursuant to Section 2.12 shall make such prepayment unnecessary).

2.12.Lender Replacement.

(a)(i) Upon the occurrence of any event giving rise to the operation of Section 2.09 that results in the Lender charging to the Borrower additional or increased costs, (ii) upon any adoption or change of the type described in Section 2.11, or (iii) the Borrower being required to pay Covered Taxes or additional amounts to the Lender or any Governmental Authority pursuant to Section 4.01, then the Lender shall use reasonable efforts to designate a different lending office for funding the Disbursement or booking the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Sections 2.09 or 4.01, as the case may be, in the future, or would eliminate or reduce the effect of any adoption or change described in Section 2.11 or would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.  The

Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by the Lender in connection with any such designation or assignment.

(b)(i) Upon the occurrence of any event giving rise to the operation of Section 2.09 that results in the Lender charging to the Borrower additional or increased costs, (ii) upon any adoption or change of the type described in Section 2.11, or (iii)  the Borrower being required to pay Covered Taxes or additional amounts to the Lender or any Governmental Authority pursuant to Section 4, the Borrower shall have the right at its sole expense and effort, if (A) no Event of Default then exists or would exist after giving effect to such replacement, (B) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 4, such assignment will result in a reduction in such compensation or payments and (C) in the case of any such assignment resulting from any adoption or change of the type described in Section 2.11, such assignment would eliminate or reduce the effect of any adoption or change described in Section 2.11, to replace the Lender (the “Replaced Lender”) with one or more Eligible Transferees (collectively, the “Replacement Lenders”); provided that, at the time of any replacement pursuant to this Section 2.12, each Replacement Lender shall enter into an Assignment and Assumption Agreement pursuant to Section 11.03(b)(ii), pursuant to which the Replacement Lender shall acquire the applicable portion of the Loan due to the Replaced Lender, and shall pay to the Replaced Lender in respect thereof an amount equal to the principal of, and all accrued interest on, the acquired portion of the Loan of the Replaced Lender plus all other amounts payable to Replaced Lender hereunder.  The Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by the Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3

PAYMENTS

3.01.Repayment; Time and Manner.  The outstanding principal amount of the Loan shall be due and payable, and shall be unconditionally repaid by the Borrower to the Lender in one installment, to be made on the Maturity Date.

3.02.Voluntary Prepayment.  The Borrower may from time to time, without premium or penalty, prepay all or any part of the Loan on any Interest Payment Date; provided, however, that: (a) any partial prepayment shall be in a minimum principal amount of U.S. $5,000,000, or a multiple of U.S. $1,000,000 in excess thereof; (b) the Borrower shall have given the Lender at least five (5) Business Days’ prior written notice of the proposed prepayment date and the amount of principal to be prepaid (which notice shall be irrevocable); and (c) the Borrower shall have paid in full all amounts then due under this Agreement as of such prepayment date, including interest which has accrued to the prepayment date on the amount being prepaid and any amounts under Section 2.10.

3.03.Payments.

(a)The Borrower shall make each payment hereunder or under any Note (including principal and interest) without set-off or counterclaim and not later than 12:00 p.m. (New York time) on the day when due, in Dollars, to the Lender by wire-transfer to an account outside of Colombia specified by the Lender in writing at least five (5) Business Days prior to the applicable payment date, in immediately available funds.  Payments received by the Lender after 1:00 p.m. (New York time) on any Business Day shall be deemed to be received on the next Business Day.

(b)If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to payment of fees, indemnities, expenses and other amounts payable to the Lender, (ii) second, towards payment of interest then due hereunder, and (iii) third, towards payment of principal then due hereunder.

3.04.Extension of Payment Dates.  Unless otherwise provided herein, whenever any payment to the Lender under this Agreement or any Note shall be due (other than by reason of acceleration) on a day that is not a Business Day, the date of payment thereof shall be extended to the next succeeding Business Day.

Section 4

TAXES

4.01.Covered Taxes.

(a)Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If the Borrower shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any such sum payable to or for the benefit of the Lender, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Taxing Jurisdiction or other Governmental Authority in accordance with Applicable Law and, if such Tax is a Covered Tax imposed by a Taxing Jurisdiction or other Governmental Authority, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the Lender receives an amount equal to the sum it would have received had no such deductions been made.  For the avoidance of doubt, the Lender will not claim a higher amount under the Note for deduction or withholding for any taxes other than Covered Taxes.  For Colombian income tax purposes, the Borrower represents that this Credit Agreement is deemed as public foreign indebtedness.

(b)The Borrower shall indemnify the Lender for the full amount of Covered Taxes imposed by a Taxing Jurisdiction or other Governmental Authority that are payable or paid by the Lender (including any Covered Taxes imposed by a Taxing Jurisdiction or other Governmental Authority on amounts payable under this Section 4.01 arising therefrom or with respect thereto), whether or not such Covered Taxes were correctly or legally asserted.  The Lender shall give notice to the Borrower upon receipt of any formal written notice of an assertion of any claim against the Lender relating to its Covered Taxes as promptly as possible (and in any event within thirty (30) days) after receipt of such notice, provided that failure by the Lender to provide such notice within ninety (90) days shall relieve the Borrower of its obligation to indemnify the Lender pursuant to this Section 4.01.  Within ten (10) Business Days of receipt of any such notice from the Lender, the Borrower shall either:

(i)advise the Lender that it intends to indemnify the Lender in respect of such Covered Taxes pursuant to this paragraph (b), in which case it shall promptly indemnify in respect of such amounts, or

(ii)advise the Lender that it intends to commence a Good Faith Contest with respect to such Covered Taxes at the Borrower’s sole cost and expense, in which case it shall promptly commence such Good Faith Contest.

(c)Except to the extent of any Good Faith Contest with respect to Covered Taxes, an indemnity made by the Borrower pursuant to this indemnification shall be made within twenty (20) Business Days after the date the Lender makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.  If the Borrower shall have commenced a Good Faith Contest with respect to any such Covered Taxes and no indemnity payment has been made to the Lender, and such Covered Taxes are ultimately determined to be payable by the Lender in a final judicial proceeding or otherwise, the Borrower shall indemnify the Lender for such Covered Taxes and for any other liability including penalties and interest charged by the relevant Taxing Jurisdiction or other Governmental Authority arising therefrom or with respect thereto.

(d)Within ten (10) days after the date of any indemnification of Covered Taxes by the Borrower, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing indemnification thereof or, if later, promptly after the date on which it receives such receipt and the Borrower shall promptly furnish to the Lender  any other information, documents and receipts that the Lender may from time to time reasonably request to establish to its satisfaction that full and timely indemnification has been made of all Covered Taxes required to be indemnified under this Section 4.01.

(e)If the Lender determines in good faith that it has finally and irrevocably received or been granted a refund in respect of any Covered Taxes as to which indemnification has been made by the Borrower pursuant to this Section 4.01, it shall within ten (10) days after the date the Lender has received or been granted a refund, remit such refund (without interest other than any interest received in respect thereof from the relevant Governmental Authority), net of all Taxes and out-of-pocket costs and expenses (including Taxes) payable as a result thereof, to the Borrower; provided, that the Borrower agrees to promptly return any such refund (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to the relevant taxing authority.  The Lender shall provide the Borrower with a copy of any notice of assessment (or any similar documentation) from the relevant taxing authority (redacting any unrelated Confidential Information contained therein) requiring repayment of such refund. This paragraph shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f)If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.  The Lender agrees that if any form or certification they previously delivered expires or becomes obsolete or inaccurate in any respect, they shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.  Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(g)Each party’s obligations under this Section 4 shall survive any assignment of the Loan by the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5

CONDITIONS PRECEDENT

5.01.Conditions Precedent on the Agreement Date.

The obligations of the Lender under this Agreement shall be subject to the Lender’s confirmation of satisfaction or waiver of each of the following conditions precedent on or before the Agreement Date:

(a)This Agreement.  This Agreement shall have been duly authorized, fully executed and delivered by the parties hereto, shall be in full force and effect and originals shall have been delivered to the Lender.

(b)Existence and Authority.  The Lender shall have received a certificate signed by an Authorized Officer of the Borrower, dated as of the Agreement Date, substantially in the form of Annex D, with respect to (i) the authority of the Borrower to execute, deliver, perform and observe the terms and conditions of the Loan Documents; (ii) the identity, authority and capacity (including specimen signatures) for each Person who, on behalf of the Borrower, signed any Loan Document; and (iii) the Borrower’s valid existence under the laws of Colombia.

(c)Governmental Approvals. The Lender shall have received copies, certified as true, correct and complete copies by an Authorized Officer of the Borrower, of each consent, license, authorization or approval of, and exemption by, any Governmental Authority, including an authorization to execute this Agreement issued by means of a Resolution issued by the Ministry of Finance, in accordance with Article 2.2.1.2.1.4 of Decree 1068 of 2015 (as amended, modified or supplemented from time to time), which has been granted and is referred to in Recital C of this Agreement, as evidenced by the publication of the Resolution in the Official Diary, which was satisfied pursuant to Article 18 of Law 185 of 1995 (as amended, modified or supplemented from time to time) (other than those referenced in Section 5.02(c)): (i) for the execution, delivery, performance, and observance by the Borrower of the Loan Documents, including all approvals, if any, relating to the availability and transfer of U.S. Dollars required to make all payments due under the Loan Documents; and (ii) for the validity, binding effect, and enforceability of the Loan Documents, and each of the foregoing shall be in full force and effect.

(d)Legal Opinions.  The Lender shall have received opinions dated as of the Agreement Date of (i) Gómez-Pinzón Abogados S.A.S., Colombian counsel to the Lender, (ii) Brigard & Urrutia S.A.S. Colombian counsel to the Borrower, (iii) Shearman & Sterling LLP, New York counsel to the Borrower and (iv) Milbank LLP, New York counsel to the Lender and, in each case, covering such matters as are reasonably agreed between applicable counsel to the Lender and the counsel delivering such opinion and addressed to the Lender and reasonably acceptable to the Lender.

(e)Appointment of Process Agent.  The Lender shall have received evidence that (i) the Borrower has irrevocably appointed as its agent for service of process the Person or Persons so specified in Section 9.03, and (ii) the designated agent has accepted the appointment (and been paid in full by the Borrower) for a term extending at least one year beyond the Maturity Date and has agreed to forward forthwith to the Borrower all legal process addressed to the Borrower that is received by such agent.

(f)Fee Letter.  The Lender shall have received (i) a copy of the Fee Letter duly executed and delivered by the parties thereto and (ii) evidence of payment of fees then due and payable as of the Agreement Date pursuant to the Fee Letter.

(g)Borrower Financial Statements.  The Lender shall have received copies of the Borrower Financial Statements.

(h)KYC.  To the extent requested at least three (3) Business Days prior to the date hereof by the Lender, the Lender, shall have received such requested documents required to comply with its “know your customer” procedures and anti-money laundering and rules and regulations, including, without limitation, the PATRIOT Act and beneficial ownership certification.

(i)Closing Certificate. The Lender shall have received a certificate signed by an Authorized Officer of the Borrower, dated as of the Agreement Date, certifying that the conditions specified in Section 5.01 have been satisfied as of the Agreement Date.

5.02.Additional Conditions Precedent to the Disbursement.  The obligation of the Lender to make the Disbursement, shall be subject to the satisfaction (or waiver by the Lender), prior to the making of the Disbursement, of each of the following conditions precedent:

(a)No Event of Default.  No Event of Default or Potential Default shall be continuing both before and immediately after giving effect to the aggregate amount of the Disbursement and the application of the proceeds thereof.

(b)Disbursement Request.  The Lender shall have received a duly executed and completed Disbursement Request.

(c)Governmental Registrations.

(i)The Lender shall have received evidence that the Agreement has been filed, registered and/or published (as applicable) with the appropriate authorities in Colombia, if such filing, registration and/or publication is required under Applicable Law;

(ii)the Lender shall have received copies, certified as true, correct and complete copies by an Authorized Officer of the Borrower, of the filing of this Agreement before the Colombian Central Bank as External Indebtedness by means of timely filing the relevant international indebtedness granted to residents form (Informe de Crédito Externo Otorgado a Residentes) or the applicable External Indebtedness report ; and

(iii)an Authorized Officer of the Borrower shall have confirmed to the Lender (which confirmation may be included in the Disbursement Request for the Disbursement) that the proceeds of the Disbursement will not be applied to capital expenditures, in accordance with the favorable opinion of the General Directorate of Public Credit and National Treasury (Dirección General de Crédito Público y Tesoro Nacional).

(d)Note.  The Lender shall have received a duly executed Note evidencing the Loan and an Instructions Letter with respect thereto issued in accordance with Section 2.06.

(e)Representations and Warranties.  The representations and warranties made by the Borrower in this Agreement shall be true and correct in all material respects on and as of the Disbursement Date for the Disbursement both before and immediately after giving effect to the Disbursement and the application of the proceeds thereof other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Disbursement, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date; provided that (i) representations and warranties qualified as to materiality shall be true and correct in all respects as of such date and (ii) for purposes of the representations and warranties contained in Section 6.01(i) (Borrower Financial Statements) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(b).

Section 6

REPRESENTATIONS AND WARRANTIES

6.01.Representations and Warranties of the Borrower.  The Borrower represents and warrants, as of the Agreement Date and as of the Disbursement Date, that:

(a)Existence and Authority.  The Borrower is duly organized and validly existing under the laws of Colombia, has all requisite power, authority and legal right to own its property and carry on its business as now conducted, and has taken all actions necessary to authorize it to execute, deliver, perform, and observe the terms and conditions of the Loan Documents.

(b)Governmental Approvals.  All consents, licenses, permits, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary:  (i) for the execution, delivery, performance and observance by the Borrower of the Loan Documents, including approvals relating to the availability and transfer of U.S. Dollars required to make all payments due under the Loan Documents; and (ii) for the validity, binding effect and enforceability of the Loan Documents, have, in each case, been obtained and are in full force and effect, as set forth in Section 5.01(c) hereof .

(c)Recordation.  To ensure the legality, validity, enforceability, priority or admissibility in evidence in Colombia of any of the Loan Documents, it is not necessary that any of the Loan Documents be registered, recorded, enrolled or otherwise filed with any court or Governmental Authority, except as set forth in Sections 5.02(c) and 7.01(d) hereof, or be notarized; or that any documentary, stamp or other similar Tax, imposition or charge of any kind be paid on or in respect of any of the Loan Documents.

(d)Restrictions.  The execution, delivery and performance or observance by the Borrower of the terms of, and consummation by the Borrower of the transactions contemplated by, this Agreement do not and will not conflict with or result in a breach or violation of:  (i) the Estatutos Sociales of the Borrower; (ii) any law of Colombia or any other ordinance, decree, constitutional provision, regulation or other requirement of any Governmental Authority in effect as of the date on which this representation is made; or (iii) any order, writ, injunction, judgment, decree or award of any court or other tribunal.  Further, the Borrower’s execution and delivery of the Loan Documents, the performance and observance of its obligations thereunder, and the consummation of the transactions contemplated by this Agreement do not and will not conflict in any material respect with or result in a material breach of any material agreement or instrument to which the Borrower is a party or to which it or any of its revenues, properties or assets may be subject, or result in the creation or imposition of any Lien upon any of the revenues, properties or assets of the Borrower pursuant to any such material agreement or instrument.

(e)Binding Effect and Ranking.  The Borrower has duly executed and delivered each Loan Document on or before the Agreement Date, other than the Note which will be delivered to the Lender on the date of the Disbursement.  Each Loan Document constitutes a direct, general, and unconditional obligation of the Borrower that is legal, valid, and binding upon the Borrower and enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Colombian public order laws, applicable insolvency, reorganization, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  The Borrower’s payment obligations under the Loan Documents constitute the direct, general, unsecured, unsubordinated and unconditional obligations of the Borrower and rank, in all respects, at least pari passu in priority of payment with all other senior, unsecured and unsubordinated External Indebtedness of the Borrower.

(f)Choice of Law.  Under the conflict of laws principles in Colombia, the choice of law provisions of this Agreement and any Note are valid, binding and not subject to revocation by the Borrower, and in any proceedings brought in Colombia for enforcement of this Agreement and any Note, the choice of the law of the State of New York as the governing law of such documents will be recognized and such law will be applied.  Notwithstanding the foregoing or anything to the contrary in Section 9.01, all matters governing the authorization and execution of the Loan Documents by the Borrower are governed by and construed in accordance with the laws of Colombia.

(g)Commercial Activity.  Except as provided for in (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo), as amended by Articles 80, 81 and 87 of Law 2080 of 2021 (as amended, modified or supplemented from time to time), and (ii) Articles 593, 594 and 595 of Law 1564 of 2012 (Código General del Proceso), the Borrower acknowledges that the execution and performance of this Agreement and each other Loan Document is a commercial activity and to the extent that the Borrower has or hereafter may acquire any immunity from any legal action, suit or proceedings, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, whether or not held on its own account, the Borrower hereby irrevocably and unconditionally waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any other Loan Document.

(h)Legal Proceedings.  There are no actions, suits, litigation, arbitration or administrative proceedings pending or, to the best of the Borrower’s knowledge and belief, threatened against the Borrower which are reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(i)Borrower Financial Statements.  The Borrower Financial Statements present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries at the date of such statements and the results of the operations of the Borrower and its consolidated Subsidiaries for the fiscal year or other time period to which such statements refer, in the case of unaudited Borrower’s financial statements, subject to changes resulting from audit and nominal year-end adjustments and the absence of footnotes.  The Borrower Financial Statements have been prepared in accordance with IFRS consistently applied.  Except as reflected in the Borrower Financial Statements, there are no liabilities or obligations with respect to the Borrower or any of its consolidated Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise, and whether or not due) for the period to which the Borrower Financial Statements relate that, either individually or in the aggregate, would be materially adverse to the Borrower.  Since the date of the Borrower Financial Statements, there has been no event, condition or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, provided that changes in the oil and gas prices and any related changes in the economy or financial markets generally, whether international, national, regional or local shall not be deemed to be a Material Adverse Effect for purposes of this representation.

(j)No Corrupt Practices; Anti-Money Laundering Laws.  None of the Borrower or, to the knowledge of the Borrower, any of its Subsidiaries, or any director, officer, agent, employee or other person acting on behalf of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable Anti-Corruption Law, or any Anti-Money Laundering Laws; and the Borrower and to the knowledge of the Borrower each of its Subsidiaries has implemented policies designed to promote and achieve continued compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with all Anti-Corruption Laws and Anti-Money Laundering Laws.  The Borrower will not, and will take the necessary steps to prevent any Subsidiary to, directly or indirectly, use any part of the proceeds of the Disbursement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in any manner that would give rise to a violation of any Anti-Corruption Law or Anti-Money Laundering Law.

(k)Sanctions; Office of Foreign Assets Control Regulations.  None of the Borrower or, to the knowledge of the Borrower, any of its Subsidiaries or any director, officer, employee or agent of the Borrower or any of its Subsidiaries is a Sanctioned Person or to the Borrower’s knowledge is currently or has, in the past (5) years, engaged in any activity that would reasonably be expected to result in the Borrower or any Subsidiary being designated as a Sanctioned Person.  The Borrower and each of its Subsidiaries has implemented policies designed to promote and achieve continued compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.  The Borrower will not use, and will take the necessary steps to prevent that any Subsidiary, directly or indirectly, uses the proceeds of the Disbursement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would give rise to a violation of Sanctions by any party hereto, including the Lender.

(l)No Event of Default.  No Event of Default and no Potential Default has occurred and is continuing.

(m)No Material Adverse Effect.  The Borrower is not aware of any information or events that have resulted, or that could reasonably be expected to result, in a Material Adverse Effect relating to the Borrower, provided that changes in the oil and gas prices and any related changes in the economy or financial markets generally, whether international, national, regional or local shall not be deemed to be a Material Adverse Effect for purposes of this representation.

(n)Compliance with Laws.  Each of the Borrower and, to the knowledge of the Borrower, its Material Subsidiaries is in compliance with all Applicable Laws (including environmental laws), all Governmental Approvals held by or binding upon the Borrower or its assets and all applicable restrictions imposed by all Governmental Authorities, domestic or foreign, except (i) in the case of Anti-Corruption Law, Anti-Money Laundering Law or Sanctions, as provided in clauses (j) or (k) above, and (ii) in any other case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(o)Regulation.

(i)Investment Company.  The Borrower is not an “investment company” as defined in the Investment Company Act of 1940.

(ii)Margin Stock.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U, and no part of the proceeds of the Loan will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any such “margin stock.”

(p)Taxes.

(i)The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except, in each case, (1) Taxes that are contested by the Borrower on a timely basis in good faith and by appropriate proceedings and for which adequate reserves therefor have been established on the books of the Borrower in conformity with IFRS or (2) for which the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(ii)There are no Taxes imposed by any Governmental Authority either on or by virtue of the execution, enforcement or admissibility into evidence of any of the Loan Documents or any of the transactions thereby or on any payment to be made pursuant to any Loan Document.

(q)Validity under Colombian Law.  The Loan Documents are in proper form under Colombian law for their enforcement thereof.  To ensure the legality, validity or enforceability of, and the priority of the obligations incurred by the Borrower under the Loan Documents in Colombia, or establish the admissibility into evidence of any of the Loan Documents in any court in Colombia, it is not necessary that any Loan Document be filed or recorded with any Colombian governmental agency or body, or court, except for those referred to in Section 5.01(c) or Section 5.02(c), or that any stamp or similar Tax be paid in Colombia on or in respect of any Loan Document for its enforcement in Colombia.

(r)Recognition of Final Judgments.  A final judgment for a fixed or readily calculable sum of money rendered by any court of the State of New York or the United States of America located in the State of New York based upon any of the Loan Documents (excluding the Notes) would be declared enforceable in Colombia in the courts of Colombia against the Borrower without reexamination, review of the merits of the cause of action in respect of which the original judgment was given or re-litigation of the matters adjudicated; notwithstanding, however, that recognition of such judgment in Colombia shall be subject to Colombian procedural Applicable Laws, in particular Articles 251, 605, 606 and 607 of Law 1564 of 2012 (Código General del Proceso).

(s)Disclosure of Information.  No information that has been made available to the Lender or the representatives or agents of the foregoing by or on behalf of the Borrower in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading in light of the circumstances in which they are made; provided that with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(t)Properties.  The Borrower has good title to, or valid leasehold interests in, all material property necessary to conduct its business as conducted from time to time in good working order and condition, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

(u)Insurance.  The Borrower maintains insurance with financially sound and reputable insurers against losses, damages or other risks (including, without limitation, risks and liability to Persons and property) to its assets and properties as are customarily maintained by prudent and experienced Persons engaged in the same or similar businesses operating in the same or similar jurisdictions and the Borrower deems, in its reasonable judgment, to be appropriate.

Section 7

COVENANTS

7.01.Affirmative Covenants of the Borrower.  The Borrower covenants and agrees that, until all amounts owing under the Loan Documents (other than contingent indemnification obligations) have been paid in full, the Borrower shall:

(a)Notice of Defaults.  Promptly but in no event later than ten (10) Business Days after the Borrower becomes aware of the occurrence of an Event of Default or of any Potential Default, furnish to the Lender written notice of the particulars of such occurrence and the corrective action proposed to be taken by the Borrower with respect thereto.

(b)Financial Reports.  No later than one hundred and eighty (180) days after the end of each of the Borrower’s fiscal years, the Borrower shall furnish to the Lender a copy of the Borrower’s annual consolidated financial statements, including its balance sheet, statement of income, and statement of cash flow for that fiscal year, all of which shall have been audited by an independent accounting firm of internationally recognized standing.  If shares of the Borrower are not listed and available for trading on at least one of the New York Stock Exchange or the Colombian Stock Exchange (Bolsa de Valores de Colombia), the Borrower shall furnish to the Lender, no later than ninety (90) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a copy of the Borrower’s quarterly unaudited consolidated interim financial statements.  All financial reports to be submitted to the Lender shall be prepared in accordance with IFRS, shall be in the English language (or accompanied by an accurate English translation), shall (in the case of the Borrower’s annual consolidated financial statements) include the auditor’s opinion and any accompanying notes, and shall fairly present in all material respects the financial condition of the Borrower and the results of its operations for the periods covered.

(c)Inspections.  The Borrower will permit, upon reasonable prior notice and during normal business hours, representatives of the Lender, at its own cost and expense, to make no more than three (3) inspections per annum of the Borrower’s books and records, and cause the officers and employees of the Borrower to give full cooperation and assistance in connection therewith; provided that, if an Event of Default has occurred and is continuing the Borrower will reimburse the Lender for such costs and expenses, and the numbers of inspections permitted pursuant to this Section 7.01(c) shall be as reasonably determined by the Lender.  The Lender shall use reasonable efforts to coordinate such visits and inspections in order to reduce their number, frequency and cost.

(d)Government Approvals and Registrations.

(i)Promptly obtain and maintain all consents, licenses, permits, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary:  (i) for the execution, delivery, performance, and observance by the Borrower of the Loan Documents, including all approvals relating to the availability and transfer of U.S. Dollars required to make all payments due under the Loan Documents; and (ii) for the validity, binding effect and enforceability of the Loan Documents.  The Borrower shall make all public filings required by law in connection with the execution of this Agreement, including any requirements to publish the Agreement in the Sistema Electrónico para la Contratación Pública – SECOP.

(ii)Promptly after completing the registration of this Agreement with the Ministry of Finance’s Database and the National Comptroller’s Office (Contraloría General de la República), deliver evidence thereof to the Lender.

(iii)Promptly after receiving evidence thereof and, in any case, within the fifteen (15) Business Days after the first Disbursement hereunder, deliver evidence to the Administrative Agent of the registration of this Agreement before the Colombian Central Bank as External Indebtedness and the obtention of an identification number for the External Indebtedness granted by the Colombian Central Bank.

(e)Pari Passu.  Ensure that its payment obligations under this Agreement and the Notes will at all times constitute the direct, general, unsecured, unsubordinated and unconditional obligations of the Borrower and rank in all respects at least pari passu in priority of payment with all other senior, unsecured and unsubordinated External Indebtedness of the Borrower, other than that which is preferred solely by the insolvency and/or bankruptcy Applicable Laws of Colombia, including the Law 1116 of 2006 of Colombia.

(f)Other Acts.  From time to time, do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by the Lender in order to effect the purposes of this Agreement and to protect the rights of the Lender hereunder and under the Notes.

(g)Material Adverse Effect.  As soon as practicable, but in any event no later than ten (10) Business Days after it has knowledge of the same, provide notification to the Lender of any Material Adverse Effect.

(h)Compliance with Laws.  The Borrower will, and will use its reasonable best efforts to cause each of its Material Subsidiaries to, comply with all Applicable Laws (including environmental laws) all Governmental Approvals held by or binding upon it or its assets and all applicable restrictions imposed by all Governmental Authorities, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except (other than with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions) to the extent any non-compliance is not reasonably expected to have a Material Adverse Effect.

(i)Maintenance of Existence.  Except as otherwise permitted by Section 7.02(b), the Borrower shall maintain its corporate existence and take all reasonable actions to maintain all rights, privileges and the like necessary or desirable in the normal conduct of business, activities or operations, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

(j)Preservation of Assets.  The Borrower will maintain all material property necessary to conduct its business as conducted from time to time in good working order and condition, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

(k)Insurance.  The Borrower will maintain insurance on its material property with financially sound and reputable insurance companies against such risks, of such types, on such properties and in such amounts as may from time to time be prudent for the Borrower’s businesses, as determined by the Borrower in the exercise of its reasonable judgment.

(l)Use of Proceeds.  The Borrower will use the proceeds of the Disbursement for non-investment expenses in accordance with the terms and conditions of this Agreement and the favorable opinion of the General Directorate of Public Credit and National Treasury (Dirección General de Crédito Público y Tesoro Nacional), and will not be applied to capital expenditures.  No part of the proceeds of the Disbursement will be used by the Borrower to purchase or carry any Margin Stock or to extend loans to others for the purpose of purchasing or carrying any Margin Stock.

(m)Taxes.  The Borrower will file all tax returns required to be filed in any jurisdiction and pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes, assessments, governmental charges, concession fees or levies imposed on it or any of its property, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have or might become a Lien (other than a Permitted Lien) on its Property except where (i) the amount, applicability or validity of such Tax, assessment of claim is contested by the Borrower on a timely basis in good faith and by appropriate proceedings or (ii) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(n)Books and Records.  The Borrower shall keep proper books and records and accounts adequate to reflect truly and fairly in all material respects its financial condition and results of operations in conformity with IFRS and Applicable Law.

(o)Sanctions.  The Borrower will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with Sanctions.

(p)Anti-Corruption Laws and Anti-Money Laundering Laws.  The Borrower will maintain in effect policies designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

7.02.Negative Covenants of the Borrower.  The Borrower covenants and agrees that, until all amounts owing under the Loan Documents (other than contingent indemnification obligations) and the Notes have been paid in full, it shall not:

(a)Liens.  Directly or indirectly (or permit any Material Subsidiary to directly or indirectly) create, incur, assume, permit or suffer to exist any Liens, except Permitted Liens, to secure the payment of Indebtedness of the Borrower or any Material Subsidiary.

(b)Merger, Consolidation, Dissolution, and Sale.

(i)The Borrower shall not merge or consolidate with any other Person, dissolve or terminate its legal existence, or, directly or indirectly, sell, lease, transfer or otherwise dispose of, or permit any of its Material Subsidiaries to sell, lease, transfer or otherwise dispose of all or substantially all of the properties of the Borrower and its Material Subsidiaries (taken as a whole), unless in each case (1) for any such transaction involving the Borrower, the successor entity or entities, each of which shall be organized under the laws of Colombia or any country that is a member of the Organization for Economic Cooperation and Development (OECD), shall assume all the obligations of the Borrower under this Agreement and the Notes, (2) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing, and (3) for any such transaction involving the Borrower, the Borrower delivers such certificates, opinions of its counsel and other documents regarding such transaction as may be required by the Lender in form and substance reasonably satisfactory to the Lender.

(ii)For the avoidance of doubt:  (A) in addition to the foregoing permitted transactions, the following transactions are expressly permitted under this Section 7.02(b):  (1) mergers and consolidations of Subsidiaries into the Borrower, and (2) mergers, consolidations, sales, leases, transfers, divestitures or reorganizations among Subsidiaries; and (B) nothing in this Section 7.02(b) shall prohibit the Borrower or any Subsidiary from entering into build-lease-transfer, build-operate-transfer or similar project financing arrangements, provided that such arrangements are for (x) new greenfield projects or (y) the expansion of existing project assets or properties in which such arrangements extend only to the expansion assets and not in any substantial respect to the existing assets.

(c)Sanctions.  The Borrower will not, and will take the necessary steps to prevent any Subsidiary to, directly or indirectly, use any part of the proceeds of the Disbursement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would give rise to a violation of Sanctions by any party hereto, including the Lender.

(d)Anti-Money Laundering Laws.  The Borrower will not use, and will take the necessary steps to prevent that any Subsidiary, directly or indirectly, uses any part of the proceeds of the Disbursement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in any manner that would give rise to a violation any Anti-Corruption Law or Anti-Money Laundering Law.

(e)Change in Business.  The Borrower will not engage in any activities or businesses other than any activities or businesses conducted by the Borrower or its Subsidiaries as of the Agreement Date or any activities or businesses reasonably ancillary or related thereto.

(f)Transactions with Affiliates.  The Borrower will not enter into any material transaction or series of related transactions with any Affiliate of the Borrower, other than on terms and conditions substantially as favorable to the Borrower as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than such Affiliate.

Section 8

EVENTS OF DEFAULT AND REMEDIES

8.01.Events of Default.

Each of the following events or conditions shall be an “Event of Default”:

(a)any failure by the Borrower to pay when due (i) any amount of principal owing under a Loan Document, (ii) any amount of interest owing under a Loan Document within five (5) Business Days of the due date thereof or (iii) any fee or other amount (other than principal or interest) owing under a Loan Document within thirty(30) days of the earlier of the date the Borrower receives (x) the invoice or (y) a written demand from the Lender;

(b)any failure by the Borrower to comply with its obligations under Sections 7.01(a), (e), (g), (i) or, (l) or Section 7.02;

(c)any representation or warranty made by the Borrower in any Loan Document or in connection herewith, or any statement made in any certificate, report or financial statement furnished by the Borrower, has been demonstrated to have been false or misleading in any material respect when made or deemed made, provided that such false or misleading statement shall not constitute an Event of Default if such condition or circumstance is (i) subject to cure and (ii) the facts or conditions giving rise to such misrepresentation or misstatement are cured in such a manner as to eliminate such misrepresentation or misstatement within thirty (30) days after the Borrower’s having knowledge thereof;

(d)any failure by the Borrower to perform or comply with any of the covenants or provisions set forth in a Loan Document (exclusive of any events specified as an Event of Default in any other subsection of this Section 8.01), which failure remains uncured for a period of thirty (30) days, or in the case of Section 7.01(h) (solely to the extent it relates to compliance with Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions) five (5) Business Days after the Lender has given written notice thereof to the Borrower;

(e)any event specified in any agreement or instrument under which there may be issued, or by which there may be secured or evidenced, External Indebtedness of the Borrower or any Material Subsidiary thereof shall occur and shall result in such External Indebtedness in an aggregate principal amount in excess of fifty million U.S. Dollars (U.S. $50,000,000) (or its equivalent) becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

(f)(A)(i) the Borrower shall be unable generally to pay its debts as they fall due or shall admit in writing its inability to pay its debts as they fall due or shall become insolvent; (ii) the Borrower shall apply for or consent to the appointment of any liquidator, receiver, trustee, síndico, conciliador or administrator for all or a substantial part of its business, properties, assets, or revenues; or (iii) a liquidator, receiver, trustee, or administrator shall be appointed for the Borrower and such appointment shall continue undismissed, undischarged or unstayed for a period of ninety (90) days; (B) the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, arrangement, readjustment of debt, dissolution, liquidation, proceso de reestructuración, proceso de reorganización, proceso de insolvencia, concurso mercantil, quiebra, or similar executory or judicial proceeding; (C) a bankruptcy, arrangement, readjustment of debt, dissolution, liquidation, proceso de reestructuración, proceso de reorganización, proceso de insolvencia, concurso mercantil, quiebra, or similar executory or judicial proceeding shall be instituted against the Borrower and such proceeding shall remain undismissed, undischarged or unstayed for a period of ninety (90) days; (D) the Borrower shall take any action seeking to take advantage of any other law relating to its bankruptcy, insolvency, liquidation, termination, dissolution, winding up, or composition, or readjustment of debts; or (E) the Borrower shall take any corporate or similar action for the purpose of effecting any of the foregoing; provided that for as long as Colombia’s applicable insolvency laws provide for restrictions on or sanctions associated with the ability of the Lender, directly or indirectly, to exercise the right to declare an Event of Default under this Section 8.01(f), the Lender and Borrower hereto agree that nothing in this Section 8.01(f) shall (A) prevent the commencement of any restructuring proceeding in Colombia, whether voluntary or involuntary, in respect of the Borrower, (B) prohibit the Borrower from entering into a restructuring proceeding in Colombia, or (C) cause an unfavorable effect (efecto desfavorable) upon the Borrower;

(g)any final, non-appealable judgment against the Borrower or any Material Subsidiary (i) shall have been entered on a claim not covered by insurance in an aggregate amount of fifty million U.S. Dollars (U.S. $50,000,000) (or its equivalent in another currency) or more, and (ii) such judgment has not been removed, vacated, discharged or satisfied for a period of sixty (60) days from the date of such final judgment;

(h)any Governmental Authority shall have (i) condemned, seized or otherwise expropriated (either through a single act or a series of acts) all or substantially all of the property of the Borrower or (ii) taken any action that materially curtails the authority of the Borrower to conduct its business;

(i)any authorization, approval, Governmental Approval, consent, license, exemption, filing, registration, notarization or other requirement of any Governmental Authority necessary to enable the Borrower to comply with its obligations under any Loan Document shall have been revoked, rescinded, suspended, held invalid or otherwise limited in effect in a manner that could reasonably be expected to have a Material Adverse Effect;

(j)any Loan Document ceases to be in full force and effect or is declared in a final, non-appealable judgment to be unenforceable against the Borrower (in each case, other than as a result of any action or inaction on the part of the Lender), the validity or enforceability of any Loan Document at any time is challenged by the Borrower; or the Borrower repudiates any Loan Document, or does or causes to be done any act or thing evidencing an intention to repudiate any Loan Document; or

(k)Colombia shall cease to own and control at least 50.1% of the outstanding economic and voting ownership interests of the Borrower or any successor entity permitted under the terms hereof and the Borrower shall fail to prepay the Loan within the thirty (30) days following that event.

8.02.Remedies.  If any Event of Default shall occur and be continuing, the Lender may, by notice to the Borrower, declare (a) any and all amounts of principal outstanding under this Agreement and the Notes to be forthwith due and payable together with accrued interest and any and all other amounts payable or owing hereunder, whereupon the same shall become forthwith due and payable and (b) declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; provided that if such event is an Event of Default specified in Section 8.01(f) above, automatically the Commitment shall immediately terminate and the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable.  Presentment, demand, protest or notice of any kind (other than the notice provided for in the first sentence of this paragraph) are expressly waived, anything in this Agreement to the contrary notwithstanding.  The aforementioned right to accelerate is in addition to and not a substitute for any other rights and remedies available under this Agreement and under Applicable Law.

Section 9

GOVERNING LAW AND JURISDICTION

9.01.Governing Law.  THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Notwithstanding the foregoing, all matters governing the authorization and execution of the Loan Documents by the Borrower shall be governed by and construed in accordance with the laws of Colombia.

9.02.Submission to Jurisdiction.  EACH OF THE PARTIES TO THIS AGREEMENT AGREES THAT ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, EXCEPT IN THE CASE OF ANY SUIT, ACTION, PROCEEDING OR JUDGMENT BROUGHT AGAINST THE LENDER, IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (INCLUDING ITS APPELLATE DIVISION), OR IN ANY OTHER APPELLATE COURT IN THE STATE OF NEW YORK.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT AND HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT.  EACH PARTY CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.  EACH PARTY HERETO FURTHER SUBMITS, FOR THE PURPOSE OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT BROUGHT OR RENDERED AGAINST IT, TO THE APPROPRIATE COURTS OF THE JURISDICTION OF ITS DOMICILE.  EACH OF THE PARTIES TO THIS AGREEMENT AGREES THAT A JUDGMENT, AFTER EXHAUSTION OF ALL AVAILABLE APPEALS, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND BINDING UPON IT, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION, INCLUDING BY A SUIT UPON SUCH JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE JUDGMENT.

9.03.Service of Process.

(a)In the case of the courts of the State of New York or of the federal courts sitting in the State of New York, the Borrower hereby designates, appoints and empowers CT Corporation System, located at 28 Liberty Street, New York, NY 10005, as its authorized agent to accept, receive, and acknowledge for and on behalf of the Borrower, service of any and all process that may be served in any action, suit or proceeding of the nature referred to above in the State of New York, which appointment shall be irrevocable until the appointment and acceptance of a successor authorized agent pursuant to the provisions of Section 9.03(d).

(b)The Borrower further agrees that such service of process may be made personally or by mailing or delivering a copy of the summons and complaint or other legal process in any such legal suit, action or proceeding to the Borrower, in care of its respective agent designated above at the aforesaid address (or, if the Borrower shall have designated a successor agent for service of process, the address of the successor agent for service of process), and each such agent is hereby authorized, respectively, to accept, receive, and acknowledge the same for and on behalf of the Borrower.  Service upon each such agent shall be deemed to be personal service on the Borrower and shall be legal and binding upon the Borrower for all purposes notwithstanding any failure to mail copies of such legal process to the Borrower or any failure on the part of the Borrower to receive the same, and shall be deemed completed upon the delivery thereof to such agent whether or not such respective agent shall give notice thereof to the Borrower or upon the earliest other date permitted by Applicable Law (including the United States Foreign Sovereign Immunities Act of 1976, as amended).

(c)To the extent permitted by Applicable Law, including treaties by which the United States and Colombia are bound, the Borrower further irrevocably agrees to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower at the address referenced in Section 11.02, such service to be effective upon the date indicated on the postal receipt returned from the Borrower.

(d)The Borrower agrees that it will at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its properties and revenues, and, in the event that for any reason its agent designated above shall not serve as agent for the Borrower to receive service of process in the State of New York on its behalf, the Borrower shall promptly appoint a successor satisfactory to the Lender so to serve, advise the Lender thereof, and deliver to the Lender evidence in writing of the successor agent’s acceptance of such appointment for a term extending at least one year beyond the Maturity Date and that such successor agent has been paid in full for such term.  The foregoing provisions constitute, among other things, a special arrangement for service between the parties to this Agreement for the purposes of 28 U.S.C. § 1608.

9.04.Waiver of Immunity.

(a)TO THE EXTENT THAT THE BORROWER MAY BE OR BECOME ENTITLED, IN ANY JURISDICTION IN WHICH JUDICIAL PROCEEDINGS MAY AT ANY TIME BE COMMENCED WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO CLAIM FOR ITSELF OR ITS PROPERTIES OR REVENUES ANY IMMUNITY FROM SUIT, COURT JURISDICTION, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OF A JUDGMENT OR FROM ANY OTHER LEGAL PROCESS OR REMEDY RELATING TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND TO THE EXTENT THAT IN ANY SUCH JURISDICTION THERE MAY BE

ATTRIBUTED SUCH AN IMMUNITY (WHETHER OR NOT CLAIMED), THE BORROWER HEREBY IRREVOCABLY AGREES NOT TO CLAIM AND HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY TO THE FULLEST EXTENT PERMITTED BY THE LAWS OF SUCH JURISDICTION BUT SUBJECT TO THE LIMITATIONS PROVIDED IN (I) ARTICLES 192, 195, 298 AND 299 OF LAW 1437 OF 2011 (CÓDIGO DE PROCEDIMIENTO ADMINISTRATIVO Y DE LO CONTENCIOSO ADMINISTRATIVO), AS AMENDED BY ARTICLES 80, 81 AND 87 OF LAW 2080 OF 2021 AND (II) ARTICLES 593, 594 AND 595 OF LAW 1564 OF 2012 (CÓDIGO GENERAL DEL PROCESO).

(b)THE BORROWER AGREES THAT THE WAIVERS SET FORTH IN PARAGRAPH (a) ABOVE SHALL HAVE THE FULLEST EFFECT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES OF AMERICA (28 U.S.C. §§ 1602-1611) AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR PURPOSES THEREOF.

9.05.Waiver of Security Requirements.  TO THE EXTENT THE BORROWER MAY, IN ANY ACTION, SUIT OR PROCEEDING BROUGHT IN ANY OF THE COURTS REFERRED TO IN SECTION 9.02 OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, BE ENTITLED TO THE BENEFIT OF ANY PROVISION OF LAW REQUIRING THE LENDER IN SUCH ACTION, SUIT OR PROCEEDING TO POST SECURITY FOR THE COSTS OF THE BORROWER OR TO POST A BOND OR TO TAKE SIMILAR ACTION, AS THE CASE MAY BE, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH BENEFIT, IN EACH CASE TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED UNDER APPLICABLE LAW.

9.06.No Limitation.  Nothing in this Section 9 shall affect the right of the Lender to serve process in any other manner permitted by Applicable Law or to commence legal proceedings or otherwise proceed against the Borrower in Colombia or in any other jurisdiction.

9.07.International Banking Facility.  The Borrower, a nonbank entity located outside the United States, understands that it is the policy of the Federal Reserve Board that extensions of credit by international banking facilities (as defined in Section 204.8(a) of Regulation D of the Federal Reserve Board) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States as provided in Section 204.8(a)(3)(vi) of Regulation D of the Federal Reserve Board.  Therefore, the Borrower agrees that the proceeds of the Loans by the international banking facility of the Lender (as defined in Section 204.8(a) of Regulation D of the Federal Reserve Board) will be used solely to finance the Borrower’s operations outside the United States or that of the Borrower’s non-U.S. Affiliates.

Section 10

[RESERVED]

Section 11

MISCELLANEOUS

11.01.Computations.  Each determination of an interest rate or fee by the Lender pursuant to any provision of this Agreement or any Note, in the absence of manifest error, shall be conclusive and binding on the Borrower.  All computations of interest and fees hereunder and under any Note shall be made on the basis of a year of three hundred sixty (360) days and actual days elapsed.  All such calculations shall include the first day and exclude the last day of the period of calculation.

11.02.Notices.

(a)All notices or other communications required or permitted to be given hereunder (the “Notices”) may be given to the following addresses:

If to the Borrower: ECOPETROL S.A.

Carrera 13 No. 36-24, Piso 7, Bogota D.C., Colombia
Attn: Head of Capital Markets / Financing & Investor Relations Department
Phone: + 57 1 2343233
Email: FinanzasCorporativas_ECP@ecopetrol.com.co / investors@ecopetrol.com.co

If to the Lender: SUMITOMO MITSUI BANK CORPORATION

277 Park Avenue,

New York, New York 10172

Attn: Brian Nogy

Phone: +1 (917) 755-1324

Email: brian_nogy@smbcgroup.com

Any party shall have the right to change its address for Notices hereunder to any other location by giving ten (10) days’ written Notice to the other parties in the manner set forth herein above.

(b)All Notices shall be in writing and shall be considered as properly given (A) if delivered in person, (B) if sent by overnight delivery service (including Federal Express, United Parcel Service and other similar reputable overnight delivery services), (C) in the event reputable overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, (D) if transmitted by facsimile confirmed by telephone or (E) if transmitted by electronic communication as provided in Section 11.02(d).

(c)Notices delivered in person or by overnight courier service, or mailed by registered or certified mail, shall be effective upon receipt by the addressee.  Notices transmitted by facsimile shall be deemed to have been given when transmitted, if confirmation of a successful transmission has been received (except that, in all instances, if not given during normal business hours on a Business Day for recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 11.02(d) shall be effective as provided in such Section.

(d)(i)Notices hereunder may be delivered or furnished by electronic communication (including email) pursuant to procedures approved by the relevant recipient.

(ii)Unless the relevant recipient otherwise prescribes, Notices sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such Notice is not sent during the normal business hours of the recipient, such Notice shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

11.03.Benefit of Agreement; Assignment; Participations.

(a)This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (1) the Borrower may not assign or transfer any of its rights, obligations or interest under any Loan Document, except with the prior written consent of the Lender and (2) the Lender may not assign or transfer any of its rights, obligations or interest under any Loan Document except in accordance with this Section 11.03 and the requirements of Applicable Law.

(b)The Lender may:

(i)assign all, or if less than all, a portion equal to at least U.S. $10,000,000 of the outstanding principal amount of the Loan due to it to (1) its parent company and/or any Affiliate of the Lender which is at least 50% owned by the Lender or its parent company or (2) in the event the Lender is a fund or trust that invests in bank loans or that manages or advises (directly or through an Affiliate) any fund or trust that invests in bank loans, any fund or trust that invests in bank loans and is managed or advised by the same investment advisor as a Lender, by an Affiliate of such investment advisor or by a Lender, as the case may be; provided that the assigning Lender shall give notice to the Borrower of any such assignment (which notice shall include the identity of the proposed assignee) fifteen (15) days prior to the effective date of such assignment in order for the Borrower to complete its internal and regulatory processes; or

(ii)assign all, or if less than all, a portion equal to at least U.S. $10,000,000 of the outstanding principal amount of the Loan due to it to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor as such fund or by an Affiliate of such investment advisor, as a single Eligible Transferee); and each such assignee shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement;

provided that, in each case:

(w)any reference to the Lender in this Agreement or the applicable Note (except as provided in clause (w) below) shall thereafter refer to the Lender and to such other assignee to the extent of their respective interests, as if such other assignee had been a party to this Agreement as of the date hereof up to and including the date of such transfer or assignment.

(x)subject to Section 2.06(g), the assigning Lender shall surrender to the Borrower the old Note(s) held by it (or furnish a standard indemnity letter from the Lender in respect of any lost Note(s) reasonably acceptable to the Borrower), and new Notes will be issued, at the Borrower’s expense, to the new Lender and to the assigning Lender (in the case of a partial assignment);

(y)so long as no Event of Default has occurred and is continuing, written consent of the Borrower shall be required in connection with any assignment pursuant to clause (ii) of this Section 11.03(b) (which consent, in each case, shall not be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Lender within fifteen (15) Business Days after having received notice thereof; and

(z)if an Event of Default has occurred and is continuing and the Lender has delivered notice thereof to the Borrower, the Borrower shall be deemed to have consented to any assignment following the date of such notice pursuant to clause (ii) of this Section 11.03(b); provided that the assigning Lender shall be required to give notice to the Borrower of any such assignment (which notice shall include the identity of the proposed assignee) prior to the assignee being considered a Lender in order for the Borrower to complete its internal and regulatory processes; provided further, that failure by the Borrower to complete any such process shall not affect the validity of such assignment.

To the extent that an assignment of all or any portion of the Lender’s Loan pursuant to this Section 11.03(b) would, due to circumstances existing at the time of such assignment, result in increased costs under Section 2.09, 2.10 or 4.01 from those being charged by the Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)Notwithstanding anything to the contrary in this Section 11.03, if at any time the Lender wishes to assign or, pursuant to Section 11.03(e) below, pledge less than 100% of the Loans and its other rights under this Agreement or under any other Loan Document, the parties hereto shall, prior to and as a condition precedent to the effectiveness of such assignment or pledge and subject to Section 11.06, enter into any documents reasonably requested by the Lender in connection with such assignment, including an amendment to or amendment and restatement of this Agreement and any other Loan Documents, in each case on terms and conditions reasonably satisfactory to each of the parties hereto and solely for the purposes of (i) appointing an administrative agent for all lenders hereunder, with such powers and authority as are customary for an administrative agent under a credit facility, (ii) making such other amendments and modifications to this Agreement that would result solely from the appointment of the administrative agent, including the insertion of provisions relating to agency and exculpation and/or (iii) inserting in this Agreement or any other Loan Documents such other provisions customary in syndicated loan agreements for facilities governed by New York law; in the case of clauses (i), (ii) and (iii) of this Section 11.03(c), on terms substantially consistent with the Agreed Precedent.

(d)In addition to the foregoing, the Lender may grant participations or enter into transactions with one or more Persons under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payment hereunder including without limitation any unfunded risk participation, insurance or reinsurance transaction, all in its rights hereunder without the consent of the Borrower; provided, however, that the Lender shall remain a “Lender” for all purposes hereunder and the participant shall not constitute a “Lender” hereunder and, provided further, that the Lender shall not grant any participation or enter into any such transaction under which the participant or counterparty shall have direct or indirect rights to approve any amendment to or waiver of this Agreement except to the extent such amendment or waiver would (i) extend the Maturity Date, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-Default increase in interest rates) or reduce the principal amount thereof, or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Loan Document.  In the case of any such participation or transaction, the participant or counterparty shall not have any rights under any Loan Document (the participant’s counterparty’s rights against the Lender in respect of such participation to be those set forth in the agreement executed by the Lender in favor of the participant or counterparty relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if the Lender had not sold such participation or entered into such transaction.  All costs and expenses incurred in connection with the transactions contemplated in this Section 11.03(c) will be borne by the Lender entering into such transaction.

(e)Nothing in this Agreement shall prevent or prohibit the Lender from at any time pledging or assigning a security interest in all or, subject to the prior satisfaction of the condition precedent set forth in Section 11.03(c), any portion of its Loan and Notes hereunder to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank.  No pledge or assignment pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(f)In the event that the Lender sells a participation, the Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

11.04.No Waiver; Remedies Cumulative.  No failure or delay on the part of either the Borrower or the Lender in exercising any right, power or privilege under any Loan Document and no course of dealing between or among the Borrower and the Lender shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any right, power or privilege hereunder, under any Loan Document preclude any other right, power or privilege hereunder or thereunder.  The rights and remedies expressly provided herein are cumulative and not exclusive of any rights or remedies that either the Borrower or the Lender would otherwise have.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either the Borrower or the Lender to any other or further action in any circumstances without notice or demand.

11.05.Entire Agreement.  The Loan Documents contain the entire agreement between the parties hereto regarding the Loan.

11.06.Amendment or Waiver; etc.  Neither this Agreement nor any terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower, and approved by the Ministry of Finance to the extent required by Colombian public indebtedness regulations, and by the Lender.

11.07.Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be effective for purposes of binding the parties hereto, but all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.08.Expenses; Indemnity.

(a)The Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by the Lender, which expenses shall include reasonable attorney’s fees and expenses for no more than one Colombian counsel and one New York counsel to the Lender, in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, further that other than such fees and expenses of counsel, the Lender will consult with the

Borrower in connection with, and prior to, incurring any expense in excess of U.S. $10,000 (or its equivalent in another currency). The Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by the Lender, including the documented fees, charges and disbursements of no more than one counsel for the Lender for each relevant legal jurisdiction (as described above), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 11.08.

(b)The Borrower shall indemnify the Lender, its Affiliates, and their respective directors, officers, employees, attorneys and agents (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any losses, claims, damages, liabilities and related expenses, which expenses shall include reasonable attorney’s fees and expenses for no more than one Colombian counsel and one New York counsel to the Lender, arising out of, in connection with, or as a result of:  (i) the execution or delivery of the Loan Documents, any demand for payment, other presentation or request under the Loan Documents, the performance of the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any payment or other action taken or omitted to be taken in connection with the Loan Documents, (iv) any actual environmental liability related in any way to the Borrower or any of its Material Subsidiaries, and (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expense (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach of such Indemnitee’s obligations under any Loan Document, if the Borrower has obtained a final non-appealable judgment in its favor on such claims as determined by a court of competent jurisdiction.  This Section 11.08 shall not apply with respect to Taxes (which shall be covered by Section 4.01) other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c)[Reserved]

(d)All amounts due under this Section 11.08 shall be payable not later than thirty (30) days after written demand therefor.

(e)The agreements in this Section 11.08 shall survive the replacement of the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations under this Agreement.

11.09.Judgment Currency.

(a)The Borrower’s obligations under the Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the receipt by the Lender of the full amount of Dollars expressed to be payable to the Lender under the Loan Documents.  If for the purpose of obtaining or enforcing judgment against the Borrower in any court, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due hereunder or in any other Loan Document in Dollars, the conversion shall be made at the rate of exchange determined, in each case, as of the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).  If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in Colombia, it becomes necessary to convert into or from any Judgment Currency an amount due in Dollars, the conversion shall be made at the Colombian market representative rate certified by the Colombian Superintendence of Finance for the date of payment.

(b)If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due by the Borrower, the Borrower covenants to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid by the Borrower in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment to the Lender by the Borrower, shall produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.  Any such amount of Dollars not discharged by such Borrower payment of Judgment Currency shall continue to be due as an outstanding and unpaid obligation under this Agreement and shall accrue interest at the rate then applicable to the Loan in accordance with Section 2.07 until paid in full.  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment by the Borrower of the amount due to the Lender that results in the Borrower paying an amount in excess of that necessary to discharge or satisfy any judgment, the Lender shall transfer or cause to be transferred to the Borrower the amount of such excess (net of any Taxes and reasonable and customary costs incurred in connection therewith).

(c)For purposes of applying the rate of exchange under this Section 11.09, the amount of Judgment Currency converted shall include any premium and costs payable in connection with the purchase of Dollars.

11.10.English Language.

(a)If any Loan Document (or any provision of any Loan Document) other than the Notes is originally written in any language other than English, the version which is in English shall prevail in case of any discrepancy with any version in any other language.

(b)Within one hundred twenty (120) days following the Agreement Date, the Borrower will provide to the Lender official translations into Spanish of the Loan Documents requested by the Lender for use in connection with any enforcement of remedies under this Agreement and the other Loan Documents in Colombia and the Lender agrees that such official Spanish translations shall govern for purposes of any such enforcement of remedies in Colombia, provided that for so long as the Borrower is acting in good faith to prepare such official translations, the Borrower may take up to an additional sixty (60) days after the expiration of such one hundred twenty (120) day period to complete such translations.

11.11.Severability.  To the extent permitted by Applicable Law, the illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

11.12.Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

11.13.Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.14.Damages Waiver.  To the fullest extent permitted by Applicable Law, no party shall assert, and each hereby waives, any claim, on any theory of liability, for indirect, special, punitive, consequential or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.

11.15.Confidentiality.  The Lender agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, trustees, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.15, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or its obligations, (g) to its insurers providing insurance in connection with any of the transactions contemplated herein and reinsurers providing reinsurance in connection therewith, (h) with the consent of the Borrower or (i) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.15, (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower, or (iii) is not, in the reasonable belief of the Lender including any such information in respect of which the Lender reasonably believes that it is not bound by any confidential obligation (but in any event excluding any information furnished by the Borrower that is designated as confidential in writing).  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

The Lender acknowledges that (a) the Confidential Information may include material non-public information concerning the Borrower or any of its Subsidiaries and (b) it has developed compliance procedures regarding the use of material nonpublic information and for the handling of such material non-public information in accordance with Applicable Law, including United States Federal and state securities laws.

11.16.Survival.  The expiration or termination of this Agreement does not terminate or affect any obligation hereunder that either expressly or by its nature survives the expiration or termination of this Agreement.  Such obligations include, but are not limited to, those described in Sections 2.09, 2.10, 4.01, 9, 11.08, 11.09 and 11.14, which shall survive expiration or termination of this Agreement; provided, however, that no change in Applicable Law after the expiration or termination of this Agreement shall increase the Borrower’s obligations with respect to amounts paid prior to such expiration or termination.

11.17.No Fiduciary Duty.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that:  (a) (i) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18.Patriot Act.  The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

11.19.Exequatur.  A judgment obtained in a New York Court arising out of or relating to this Agreement, or the transactions contemplated thereby, will be enforced against the Borrower in the courts of Colombia; provided that such judgment has previously obtained an Exequatur, which is regulated by Colombian law.

11.20.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding between any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

ECOPETROL S.A., as Borrower

By:	/s/ Alfonso Camilo Barco Muñoz
Name: Alfonso Camilo Barco Muñoz
Title: Chief Financial and Sustainable Value Officer

SUMITOMO MITSUI BANKING
CORPORATION, as Lender

By:	/s/ Lilian Coutinho
Name: Lilian Coutinho
Title: Managing Director, Head of Latam Corporate Finance

Schedule 1

EXISTING LIENS

None.

Annex A

FORM OF DISBURSEMENT REQUEST

DISBURSEMENT REQUEST

[●][●], 20241

SUMITOMO MITSUI BANKING CORPORATION

277 Park Avenue,

New York, New York 10172

Attn: Brian Nogy

Phone: +1 (917) 755-1324

Email: brian_nogy@smbcgroup.com

Ladies and Gentlemen:

Reference is made to the Loan Agreement dated as of September 30, 2024 (the “Agreement”) by and between ECOPETROL S.A. (the “Borrower”) and SUMITOMO MITSUI BANKING CORPORATION, as Lender.  Unless otherwise defined herein, terms defined in the Agreement shall have the same meaning in this Disbursement Request.

The Borrower hereby requests the Lender to make a Disbursement to the Borrower in an aggregate principal amount of U.S. $[●] (the “Disbursement Amount”) on [●][●], 2024 (the “Disbursement Date”) under the Agreement, as follows:

DISBURSEMENT AMOUNT: U.S. $[●]
DISBURSEMENT DATE: [●][●], 2024
MATURITY DATE: [●][●], 2029
INTEREST PERIOD: 6 months

FIRST INTEREST PERIOD: From [    ] to [    ] (# of days)

The Borrower hereby instructs the Lender to disburse the Loan to account No. account No. [●] with [●], ABA No. [●], Attn.:  [●], on the Disbursement Date, by 1:00 p.m. New York time.

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the Disbursement Date:

(a)	the representations and warranties made by the Borrower in Section 6 of the Agreement are true and correct in all material respects on and as of the Disbursement Date for the

[1]

Disbursement Request to be delivered to the Lender not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the proposed Disbursement Date (or such shorter period as may be agreed by between the Lender and the Borrower).

Disbursement of the Loan both before and immediately after giving effect to the Disbursement and the application of the proceeds thereof other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Disbursement, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date; provided that representations and warranties qualified as to materiality are true and correct on and as of such date;

(b)no Event of Default or Potential Default has occurred and is continuing both before and immediately after giving effect to the Disbursement and the application of the proceeds thereof; and

(c)pursuant to Section 5.02(c)(iii) of the Agreement, the proceeds of the Disbursement Amount will not be applied to capital expenditures and therefore attached as Annex 1 is a true, correct and complete copy of a favorable opinion of the General Directorate of Public Credit and National Treasury (Dirección General de Crédito Público y Tesoro Nacional) of the Ministry of Finance currently in full force and effect, required under Article 2.2.1.6. of Decree 1068 of 2015.

Sincerely yours,

ECOPETROL S.A.

By:
Name:
Title:

Annex A-2

Annex B

FORM OF PROMISSORY NOTE

FORM OF PROMISSORY NOTE[2] Blank Promissory Note No. 01	FORMATO DE PAGARÉ Pagaré en Blanco No. 01

ECOPETROL S.A., corporation incorporated by public deed number 2931 of Notary Second issued on Bogota of July 7 of 2003, registered under the commercial registry under the registration number 1291197, identified with the tax identification number NIT 899.999.068-1, with full capacity to issue securities, and domiciled in Bogotá D.C. (hereinafter the “Borrower”), represented herein by the undersigned [●], of legal age, domiciled in Bogotá D.C., Colombia, identified with citizenship card number [●], issued in [●], [Bogotá], acting as Chief Executive Officer of Ecopetrol, as evidenced in the Certificado de Existencia y Representación Legal of the Borrower to execute this document, hereby promises to pay unconditionally and irrevocably, to [●] domiciled in [●] and its registered assigns (hereinafter the “Creditor”), or any holder in due course, on the date of expiration of this promissory note, the amounts indicated below:

ECOPETROL S.A., sociedad anónima constituida por escritura pública número 2931 de la Notaría Segunda de Bogotá otorgada el 07 de julio de 2003, inscrita en el registro mercantil bajo el Registro 1291197, identificada con NIT 899.999.068-1 y domiciliada en Bogotá D.C. (en adelante el “Deudor”), representada en este acto por el suscrito [●], mayor de edad, domiciliado en Bogotá D.C., Colombia, identificado con la cédula de ciudadanía número [●], expedida en [●], [Bogotá], actuando en calidad de Presidente de Ecopetrol, como consta en el Certificado de Existencia y Representación Legal del Deudor para suscribir el presente documento, declara que pagará de manera incondicional e irrevocable, a [●], con domicilio en [●] y sus cesionarios registrados (en adelante el “Acreedor”), o a cualquier tenedor legítimo, incluyendo el endosatario, en la fecha de vencimiento del presente pagaré, las sumas que se indican a continuación:

1.Amounts in U.S. Dollars:	1.Sumas en Dólares de los Estados Unidos de América:

1.1The amount of _________________________ _______________________________________________________________ United States dollars (USD$______________________) corresponding to the principal amount disbursed and due;

1.1La suma de ___________________________ _______________________________________________ dólares de los Estados Unidos de América (US$_________________________) por concepto de capital desembolsado y adeudado a la fecha;

1.2The amount of _________________________ _______________________________________________________________ United States dollars (USD$______________________) corresponding to the interests accrued and due;

1.2La  suma de ___________________________ _______________________________________________ dólares de los Estados Unidos de América (US$_________________________) por concepto de intereses remuneratorios causados y pendientes de pago;

1.3The amount of _______________________________	1.3La suma de _______________________________

[2]	English translation is for convenience. The Spanish version will be executed and delivered on the Disbursement Date.

______________________________ United States dollars (USD$______________________) corresponding to default interests accrued and unpaid; and	___________ dólares de los Estados Unidos de América (US$_________________________) por concepto de intereses de mora causados y pendientes de pago; y

1.4. The amount of _________________________ _______________________________________________________________  United States dollars (USD$______________________) corresponding to other guaranteed expenses and amounts accrued and due by the Borrower.

1.4 La suma de ___________________________ _______________________________________________ dólares de los Estados Unidos de América (US$_________________________) por concepto de otros gastos y montos garantizados, causados y pendientes de pago a cargo del Deudor.

1.5. The maturity date of this Promissory Note is __________________ (the “Maturity Date”)	1.5 La fecha de vencimiento de este Pagaré es: ___________________________ (la “Fecha de Vencimiento”).

2.The amounts referred to under section 1 above shall bear interest as follows:

2.1The amount referred to under section 1.1 above shall bear default interests at the interest rate applicable to the loan plus two percent (2%) annually.

2.2The amount referred to under section 1.2 above shall bear interests at the interest rate applicable to the loan plus two percent (2%) annually, from the date of the judicial lawsuit or agreement with the Borrower following maturity, subject to applicability of the rules set forth in Article 886 of the Commercial Code, it being understood that any outstanding interest obligations that remain unpaid for more than one (1) year may (upon the satisfaction of the rules set forth in Article 886 of the Commercial Code) be subject to interest on interest under Colombian law as currently in effect.

2.Las sumas indicadas en el numeral 1 anterior devengarán intereses así:

2.1La suma indicada en el numeral 1.1 anterior devengará intereses de mora a la tasa de interés anual remuneratoria aplicable al préstamo adicionada en dos por ciento (2%) anual.

2.2La suma indicada bajo el numeral 1.2 devengará intereses de mora a la tasa de interés anual remuneratoria aplicable al préstamo adicionada en dos por ciento (2%) anual, desde la fecha de la demanda judicial o por acuerdo posterior al vencimiento con el Deudor, tomando en cuenta que cualquier obligación no satisfecha con respecto al pago de intereses debidos por más de un 1 año (sujeto a la satisfacción de las normas previstas en el artículo 886 del Código de Comercio) estarán sujetas al pago de interés sobre interés bajo la ley colombiana vigente.

3.All payments under this Promissory Note shall be made by the Borrower, in the city of New York, United States of America, in immediately available funds, tax-free, and without any deduction, withholding or set-off, on the Maturity Date.

3.Todos los pagos bajo el presente Pagaré deben ser realizados por el Deudor en la ciudad de Nueva York, Estados Unidos de América, en fondos inmediatamente disponibles, libres de impuestos, retenciones y sin deducción o compensación alguna en la Fecha de Vencimiento.

4.The Borrower expressly agrees that the obligations set forth under this Promissory Note correspond to foreign exchange operations and therefore shall be paid in United States Dollars.	4.El Deudor expresamente acepta que las obligaciones incorporadas en este Pagaré corresponden a operaciones cambiarias y, en consecuencia, serán pagadas en dólares de los Estados Unidos de América.

Annex B-2

5.The Borrower, as borrower, irrevocably waives the presentation, protest, notice of default or any other notice, notification or additional requirement of any kind, for the collection of this Promissory Note.

5.El Deudor, como deudor, renuncia irrevocablemente a la presentación, protesto, constitución en mora o cualquier otro tipo de aviso, notificación o requisito adicional de cualquier naturaleza para el cobro de este Pagaré.

6.The Borrower agrees to pay all the costs, fees and expenses incurred to the collection or enforcement of this Promissory Note.	6.El Deudor, acepta que serán de su cargo los gastos y honorarios profesionales que se generen por la cobranza de este Pagaré.

7.The Borrower agrees to pay all the taxes that may be due under this Promissory Note, including, if applicable, the stamp duty, and entitles the Lender, if necessary, to pay them on behalf of the Borrower..

7.El Deudor acepta que serán de su cargo todos los impuestos que pueda causar el presente Pagaré, incluyendo, si resultare aplicable, el impuesto de timbre, quedando el Acreedor autorizado para pagarlos por cuenta del Deudor si fuere necesario.

8.The Borrower expressly agrees that in the event of extension, renewal or modification of its obligation under this Promissory Note, this security shall remain valid and in effect until the date agreed under such extension, renewal or modification.

8.El Deudor acepta expresamente que, en caso de prórroga, novación o modificación de la obligación a su cargo contenida en este Pagaré, el presente Pagaré continuará vigente hasta la fecha pactada en dicha prórroga, novación o modificación.

9.This Promissory Note shall be governed by and construed in accordance with the laws of the Republic of Colombia and the undersigned Borrower hereby agrees that the laws that govern its creation are the laws of the Republic of Colombia, place where this Promissory Note has been executed by the Borrower.

9.El presente Pagaré se encuentra regido por, y será interpretado de conformidad con, las leyes de la República de Colombia y el suscrito Deudor, expresamente declara y acuerda que las leyes que rigen su creación son las de las leyes de la República de Colombia, lugar donde ha sido firmado por el Deudor.

10.This Promissory Note can be enforced before the competent court in the Republic of Colombia.	10.El presente Pagaré podrá ser ejecutado ante los tribunales competentes en la República de Colombia.
The Borrower, ECOPETROL S.A. By: _________________________________ Name: Identification: Capacity: Date: [insert city] [day], [month], [year]	El Deudor, ECOPETROL S.A. Por: _________________________________ Nombre: Identificación: Cargo: Fecha: [Insertar ciudad] [Día], [Mes], [Año]

Annex B-3

Annex C

FORM OF INSTRUCTIONS LETTER

INSTRUCTIONS LETTER Bogotá, [Date] Messrs. [●] and / or its assignee and successors. Reference: Instructions to complete the Promissory Note with Blank Spaces No. 01	CARTA DE INSTRUCCIONES Bogotá, [Fecha] Señores. [●] y/o sus cesionario y causahabientes Referencia: Instrucciones para diligenciar el Pagaré con Espacios en Blanco No. 01.

Dear Sirs:

ECOPETROL S.A., corporation incorporated by public deed number 2931 of Notary Second issued on Bogota of July 7 of 2003, registered under the commercial registry under the registration number 1291197, identified with the tax identification number NIT 899.999.068-1, and domiciled in Bogotá D.C. (hereinafter the “Borrower”), represented herein by the undersigned [●], of legal age, domiciled in Bogotá D.C., Colombia, identified with citizenship card number [●], issued in [●], [Bogotá], acting as Chief Executive Officer of Ecopetrol, as evidenced in the Certificado de Existencia y Representación Legal of the Borrower to execute this document, in accordance with article 622 of the Colombian Commercial Code, hereby imparts instructions and irrevocable and permanent powers to [●] and / or its successors or assignees (hereinafter the “Lender”) (in English the “Lender”), a foreign financial institution duly organized and existing under the laws of its country, acting in its capacity as Lender under the Loan Agreement (as defined below), to fill each and every one of the blank spaces left in the Promissory Note identified at the heading of this Instructions Letter (hereinafter the “Promissory Note”), in the event the obligations set forth under the Promissory Note become due and in accordance to the terms set forth below:

BACKGROUND AND CAUSE.

On September 30, 2024, the Borrower and the Lender executed the Loan Agreement (hereinafter the “Loan Agreement”) whereby, the Lender

Estimados Señores:

ECOPETROL S.A., sociedad anónima constituida por escritura pública número 2931 de la Notaría Segunda de Bogotá otorgada el 07 de julio de 2003, inscrita en el registro mercantil bajo el Registro 1291197, identificada con NIT 899.999.068-1 y domiciliada en Bogotá D.C. (en adelante el “Deudor”), representada en este acto por el suscrito [●], mayor de edad, domiciliado en Bogotá D.C., Colombia, identificada con la cédula de ciudadanía número [●], expedida en [●], [Bogotá], actuando en calidad Presidente de Ecopetrol, como consta en el Certificado de Existencia y Representación Legal del Deudor para suscribir el presente documento, conforme al artículo 622 del Código de Comercio Colombiano, por medio de la presente carta imparte instrucciones y facultades irrevocables y permanentes a [●], con domicilio en [●], y/o sus cesionarios o causahabientes (en adelante el “Acreedor”) (en inglés el “Lender”), una entidad financiera extranjera debidamente constituida y actualmente existente bajo las leyes de su país, en su carácter de Acreedor bajo el Contrato de Crédito (tal y como se define más adelante), para llenar todos y cada uno de los espacios en blanco dejados en el Pagaré identificado en el encabezamiento de esta Carta de Instrucciones (en adelante, el “Pagaré”), cuando se hagan exigibles las obligaciones contenidas en dicho Pagaré en los términos que se indican a continuación:

1.ANTECEDENTES Y CAUSA.

El día 30 de Septiembre de 2024 el Acreedor y el Deudor suscribieron el Contrato de Crédito (en adelante, el “Contrato de Crédito”) para entregar a agreed to lend, and the Borrower agreed to borrow [●] DOLLARS OF THE UNITED STATES OF AMERICA (USD$[●]) (hereinafter the “Term Loan”), with a maximum deadline for payment of [●], counted from [●] as set forth in the Loan Agreement.  As a condition precedent to grant and disburse the Loan, it was agreed that the Borrower should have issued and delivered the Promissory Note whereby the Term Loan are evidenced.

título de empréstito la suma de [●] DE DÓLARES DE LOS ESTADOS UNIDOS DE AMÉRICA (US$[●])(en adelante el “Préstamo”), con un plazo máximo para su pago de [●], contados a partir de [●] tal y como se establece en el Contrato de Crédito.  Como condición para el otorgamiento y desembolso del Préstamo, se estableció que el Deudor debía haber otorgado y entregado el Pagaré mediante el cual se evidencia el Préstamo.

2.AUTHORIZATION TO FILL THE PROMISSORY NOTE.

Should (a) the Borrower fail in whole or in part to pay (i) any amount of principal on the date on which such payment is due under the Loan Agreement, (ii) any amount of interest within five (5) Business Days of the date on which such payment is due under the Loan Agreement or (iii) any fee or other amount (other than principal or interest) owing under a Loan Document within thirty (30) days of the earlier of the date the Borrower receives (x) the invoice or (y) a written demand from the Lender, whichever occurs first, or (b) any other Events of Default (in English “Events of Default”) described therein leading to the acceleration of the amounts due and payable occur, and such amounts are not paid; the Lender or its assignees, endorsees or successors may fill in the blank spaces of the Promissory Note identified above, without prior notice, presentation, protest, notice of default or any other notice, notification or additional requirement of any nature, in accordance with this Instructions Letter.

3.VALUE OR AMOUNT OF THE PROMISSORY NOTE.

The Borrower expressly and irrevocably authorizes that the Lender and / or its successors or assignees fill in the blank spaces of the Promissory Note mechanically (with a typewriter) or manually in accordance with the instructions below:

3.1 The blank space included under Section 1.1. of the Promissory Note shall be completed with the outstanding amounts of principal (in letters and numbers) to the date in which the Promissory

2.AUTORIZACIÓN PARA LLENAR EL

PAGARÉ.

En el evento en que (a) el Deudor incumpla en todo o en parte su obligación de pago de (i) cualquier monto de capital en las fechas previstas de conformidad con el Contrato de Crédito, (ii) cualquier monto de intereses dentro de los cinco (5) Días Hábiles a partir de las fechas previstas de conformidad con el Contrato de Crédito o (iii) cualquier honorario u otro monto (distinto de principal o intereses) debido bajo un Documento del Crédito dentro los treinta (30) días en que el Deudor reciba (x) la factura o (y) un requerimiento escrito del Acreedor, lo que ocurra primero, o (b) ocurra cualquier otro de los Eventos de Incumplimiento (en inglés “Events of Default”) allí descritos que conlleven al vencimiento anticipado de las sumas adeudadas y éstas no fueren pagadas; el Acreedor o sus cesionarios, endosatarios o causahabientes, podrá llenar los espacios en blanco del Pagaré arriba identificado, sin necesidad de previo aviso, presentación, protesto, constitución en mora, cualquier otro tipo de aviso, notificación o requisito adicional de cualquier naturaleza de conformidad con esta Carta de Instrucciones.

3.VALOR O IMPORTE DEL TÍTULO.

El Deudor autoriza expresa e irrevocablemente que el Acreedor y/o sus sucesores o sus causahabientes llenen los espacios en blanco del Pagaré de manera mecánica (a máquina) o a mano de conformidad con las instrucciones que se indican a continuación:

3.1. El espacio en blanco identificado con el numeral 1.1. del Pagaré se llenará con las sumas de capital (en letras y números) que a la fecha en que el Pagaré sea llenado y que el Deudor adeude, en tal fecha, a favor del Acreedor por concepto del

Annex C-2

Note is completed and that are due on such date by the Borrower to the Lender under the Loan (in English, the “Loan”), including amounts due and outstanding due to maturity or any acceleration in accordance to the Loan Agreement.

Préstamo (en inglés, el “Loan”), incluyendo las sumas adeudadas y pendientes de pago por virtud de vencimiento del plazo o cualquier aceleración de conformidad con el Contrato de Crédito.

3.2 The blank spaces included in Section 1.2. of the Promissory Note shall be completed with the outstanding amounts of interest (in letters and numbers) calculated over the principal amount set forth under section 1.1 of the Promissory Note in accordance to the provisions set forth under the Loan Agreement. As set forth under the Promissory Note, interest referred to under section 1.2 of the Promissory Note shall bear default interest, it being understood that any outstanding interest obligations that remain unpaid for more than one (1) year may (upon the satisfaction of the rules set forth in Article 886 of the Commercial Code) be subject to interest on interest under Colombian law as currently in effect.

3.2. Los espacios en blanco incluidos en el numeral 1.2. del Pagaré se llenarán con las sumas devengadas por concepto de los intereses remuneratorios (en letras y números) calculados sobre el capital indicado en el numeral 1.1. del Pagaré de conformidad con lo previsto en el Contrato de Crédito. Tal como se indica en el Pagaré, los intereses remuneratorios indicados en el punto 1.2 del mismo causarán intereses de mora, tomando en cuenta que cualquier obligación no satisfecha con respecto al pago de intereses debidos por más de un 1 año (sujeto a la satisfacción de las normas previstas en el artículo 886 del Código de Comercio) estarán sujetas al pago de interés sobre interés bajo la ley colombiana vigente.

3.3 The blank spaces included in Section 1.3. of the Promissory Note shall be completed with the outstanding amounts of the default interest (in letters and numbers) calculated over the principal amounts, interest payments and any other amounts due and outstanding, either due to maturity, acceleration or otherwise, in accordance with the provisions of the Loan Agreement.

3.3. Los espacios en blanco incluidos en el numeral 1.3. del Pagaré se llenarán con las sumas devengadas por concepto de los intereses moratorios (en letras y números) calculados sobre las cuotas de capital o de intereses o cualquier otro monto vencido y pendiente de pago, bien sea por cumplimiento del plazo, por aceleración o de cualquier otra forma, de conformidad con lo previsto en el Contrato de Crédito.

3.4 The blank spaces included in Section 1.4. of the Promissory Note shall be completed with the amounts (in letters and numbers) of any sum owed by the Borrower to the Lender whether for fees, costs, expenses, taxes, breakage costs, indemnities or any other amounts owed by the Borrower to the Lender at the maturity date of the Promissory Note in accordance with the provisions of the Loan Agreement.

3.4 Los espacios en blanco incluidos en el numeral 1.4. del Pagaré se llenarán con las sumas (en letras y números) adeudadas por el Deudor a favor del Acreedor por concepto de honorarios, costos, gastos, impuestos, costos de rompimiento de fondeo, indemnizaciones o cualquier otro concepto que el Deudor adeude al Acreedor en la fecha de vencimiento del Pagaré, de conformidad con el Contrato de Crédito.

4.MATURITY. The blank spaces included in Section 1.5. of the Promissory Note shall be completed with the date in which the Lender declares any obligation owed under the Promissory Note is overdue.

4.VENCIMIENTO.

Los espacios en blanco incluidos en el numeral 1.5. del Pagaré se llenarán con la fecha en la que el Acreedor declare que cualquiera de las obligaciones adeudadas en virtud del Pagaré se encuentra vencida.

Annex C-3

5.SUCCESSORS AND ASSIGNEES. Blanks spaces can be completed by the successors or assignees of the Loan in accordance with Section 11.03 of the Loan Agreement.	5.SUCESORES O CAUSAHABIENTES. Los espacios en blanco pueden ser llenados por los sucesores o causahabientes del Préstamo de conformidad con la Sección 11.03 del Contrato de Crédito.

The Promissory Note completed in accordance to the provisions set forth herein, shall be directly enforceable without any further requirements.

Sincerely,

The Borrower,

ECOPETROL S.A.

By:  _________________________________

Name:

Identification:

Capacity:
Date: [insert city] [day], [month], [year]

El Pagaré así llenado será exigible inmediatamente y prestará mérito ejecutivo sin más requisitos.

Atentamente,

El Deudor,

ECOPETROL S.A.

Por:  _________________________________

Nombre:

Identificación:

Cargo:
Fecha: [Insertar ciudad] [Día], [Mes], [Año]

Annex C-4

Annex D

FORM OF OFFICERS’ CERTIFICATE

OFFICERS’ CERTIFICATE

[●], 2024

The undersigned hereby certifies that he is an Authorized Officer of ECOPETROL S.A., a corporation organized and existing under the laws of Colombia (the “Borrower”) and hereby certifies on behalf of the Borrower that:

This Certificate (this “Certificate”) is furnished pursuant to Section 5.01(b) of the Loan Agreement dated as of September 24, 2024, between the Borrower and Sumitomo Mitsui Banking Corporation, as Lender (the “Agreement”).  Unless otherwise defined herein, terms defined in the Agreement shall have the same meaning in this Certificate.

The undersigned named below (a) has been duly elected, has duly qualified as, and is an officer of the Borrower as of the Agreement Date, holding the respective office below set opposite to [his][her] name, and the signature below set opposite to [his][her] name is [his][her] genuine signature, and (b) is an Authorized Officer of the Borrower.

Name	Officer	Signature
[●]	[●]

1.Attached hereto as Annex D-1 is a true and correct copy of the articles of incorporation, estatutos sociales or other applicable organizational documents of the Borrower as in effect on the date hereof together with all amendments thereto.

2.Attached hereto as Annex D-2 is a true and correct copy of a duly authorized secretary’s certificate certifying that the Board of Directors of the Borrower duly adopted the resolutions at a meeting on [●], at which a quorum was present and acting throughout.  The resolutions have not been revoked, modified, amended or rescinded and are in full force and effect.  Except as attached hereto as Annex D-2, no resolutions have been adopted by the Board of Directors of the Borrower which deal with the execution, delivery or performance of any of the Loan Documents to which it is a party.

3.Attached hereto as Annex D-3 is a true and correct copy of the Borrower’s Certificados de Existencia y Representación Legal.

[Remainder of Page Intentionally Left Blank]

Annex D-1

IN WITNESS WHEREOF, each of the undersigned has executed this Certificate this ______ day of [●], 2024.

By:
Name:
Title:

I, the undersigned, [insert title of Authorized Officer] of the Borrower, do hereby certify that I am an Authorized Officer of the Borrower and hereby certify on behalf of the Borrower that:

[●] is the duly appointed and qualified [insert title of Authorized Officer] of the Borrower and [his][her] respective signature above is [his][her] genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of [●], 2024.

By:
Name:
Title:

Annex D-2

Annex D-1 to Officer’s Certificate

Organizational Documents

Annex D-2 to Officer’s Certificate

Resolutions

Annex D-3 to Officer’s Certificate

Good Standing Certificate

Annex E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [subject to the satisfaction of the conditions in Section 11.03(c) of the Loan Agreement,]3 the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Lender as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: ______________________________

2. Assignee: ______________________________
[and is an Affiliate/approved fund of [identify Lender]4]

3. Borrower: ECOPETROL S.A.

3Insert for partial assignments.

4Select as applicable.

4. Loan Agreement: The Loan Agreement dated as of September 30, 2024 between Ecopetrol S.A., as Borrower and Sumitomo Mitsui Banking Corporation, as Lender.

5. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loan under the Loan Agreement[5]	Amount of Commitment/Loan Assigned[6]	Percentage Assigned of Commitment/Loan[7]
Commitment	U.S. $	U.S. $	%
Loan	U.S. $	U.S. $	%
	U.S. $	U.S. $	%

7. Trade Date:8

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loan under the Loan Agreement.
[8]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Annex E-2

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY LENDER AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to by:
ECOPETROL S.A.,
as Borrower

By:
Name:
Title:

Annex E-3

Annex 1

Standard Terms and Conditions for Assignment and Assumption

1.Representations and Warranties.

1.1Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Transferee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as the Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of the Lender thereunder, and (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Lender; and agrees that (i) it will, independently and without reliance on the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Lender shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex E-4